STOCK PURCHASE AGREEMENT

                          DATED AS OF JANUARY 21, 1999

                                      AMONG

                                IMC GLOBAL INC.,

                       THE VIGORO CORPORATION, AS SELLER,

                                       AND

                   R-C DELAWARE ACQUISITION INC., AS PURCHASER

                                TABLE OF CONTENTS
                          (not part of this Agreement)

ARTICLE I      Purchase and Sale of the Shares; Closing and Manner of Payment............   1
    1.1        Purchase and Sale of the Shares...........................................   1
    1.2        Purchase Price............................................................   1
    1.3        Adjustments to the Purchase Price.........................................   2
    1.4        Manner of Payment of the Purchase Price...................................   2
    1.5        Determination of Final Adjustment Amount..................................   4
    1.6        Disputes Regarding Closing Balance Sheet..................................   5
    1.7        Inventories...............................................................   6
    1.8        Manner of Delivery of the Shares..........................................   6
    1.9        Time and Place of Closing.................................................   6

ARTICLE II     Representations and Warranties............................................   6
    2.1        General Statement.........................................................   6
    2.2        Representations and Warranties of Purchaser...............................   7
               2.2.1  Organization.......................................................   7
               2.2.2  Power and Authority................................................   7
               2.2.3  Execution and Delivery by Purchaser................................   7
               2.2.4  Authorization......................................................   7
               2.2.5  Conflict...........................................................   7
               2.2.6  Finder's Fees......................................................   8
               2.2.7  Solvency...........................................................   8
               2.2.8  Securities Law Matters.............................................   8
               2.2.9  Necessary Funds....................................................   8
    2.3        Representations and Warranties of IMC Global and Seller...................   9
               2.3.1  Organization.......................................................   9
               2.3.2  Good Standing......................................................   9
               2.3.3  Power and Authority................................................   9
               2.3.4  Execution and Delivery by Seller and its Affiliates................   9
               2.3.5  Authorization......................................................  10
               2.3.6  Conflict...........................................................  10
               2.3.7  Subsidiaries.......................................................  10
               2.3.8  Capitalization.....................................................  11
               2.3.9  Financial Statements...............................................  11
               2.3.10 Absence of Liens...................................................  12
               2.3.11 Tax Matters........................................................  12
               2.3.12 Absence of Changes.................................................  13
               2.3.13 Contracts..........................................................  14
               2.3.14 Enforceability of Contracts........................................  16
               2.3.15 Permits............................................................  16
               2.3.16 Employee Benefit Plans.............................................  16
               2.3.17 List of Employees..................................................  17
               2.3.18 Union Representation and Labor.....................................  17

               2.3.19 Insurance..........................................................  18
               2.3.20 Litigation and Claims..............................................  18
               2.3.21 Compliance with Law................................................  18
               2.3.22 Environmental Matters..............................................  19
               2.3.23 Real Estate........................................................  21
               2.3.24 Intellectual Property..............................................  22
               2.3.25 Finder's Fees......................................................  23
               2.3.26 Assets.............................................................  24
               2.3.27 Product Warranty...................................................  24
               2.3.28 Top Customers and Suppliers........................................  24
               2.3.29 No Undisclosed Liabilities.........................................  24
               2.3.30 Limitation on Warranties...........................................  25
               2.3.31 Definition of Knowledge............................................  25

ARTICLE III    Conduct Prior to the Closing..............................................  25
    3.1        General ..................................................................  25
    3.2        Obligations of Seller and IMC Global......................................  25
    3.3        Purchaser's Obligations...................................................  27
    3.4        Joint Obligations.........................................................  28

ARTICLE IV     Conditions to Closing.....................................................  29
    4.1        Conditions to Obligations of IMC Global and Seller........................  29
    4.2        Conditions to Purchaser's Obligations.....................................  29

ARTICLE V      Closing...................................................................  30
    5.1        Form of Documents.........................................................  30
    5.2        Purchaser's Deliveries....................................................  31
    5.3        IMC Global's and Seller's Deliveries......................................  32
    5.4        Other Transactions Occurring at the Closing...............................  32

ARTICLE VI     Post-Closing Agreements...................................................  33
    6.1        Post-Closing Agreements...................................................  33
    6.2        Inspection of Records.....................................................  33
    6.3        Confidentiality...........................................................  34
    6.4        Use of Trademarks.........................................................  34
    6.5        Further Assurances........................................................  35
    6.6        Non-Competition; Non-Solicitation.........................................  35
    6.7        Tax Matters...............................................................  36
               6.7.1  Tax Sharing Agreement..............................................  36
               6.7.2  Filing of Returns..................................................  36
               6.7.3  Allocations Relating to Taxes......................................  37
               6.7.4  Tax Indemnity......................................................  38
               6.7.5  Refunds and Credits................................................  38
               6.7.6  Section 338(h)(10) Election; Price Allocation......................  39
               6.7.7  Transfer Taxes.....................................................  40
               6.7.8  Contest Provisions.................................................  40

    6.8        Agreement to Defend and Indemnify.........................................  40
    6.9        Employee Benefits.........................................................  41
               6.9.1  Future Benefits....................................................  41
               6.9.2  Welfare Benefits...................................................  41
               6.9.3  Service Credit.....................................................  41
               6.9.4  Specific Assumption of Severance Agreements........................  42
               6.9.5  Assumption of Retirement Plans for Certain Union Employees.........  42
               6.9.6  Transfer of Plan Account Balances..................................  42
               6.9.7  Non-Prohibition on Termination of Employment.......................  43
    6.10       Registration and Legend...................................................  43

ARTICLE VII    Indemnification...........................................................  43
    7.1        General...................................................................  43
    7.2        Certain Definitions.......................................................  43
               7.2.1  "Damages"..........................................................  43
               7.2.2  "Environmental Claim...............................................  44
               7.2.3  "Indemnified Party"................................................  44
               7.2.4  "Indemnified Party"................................................  44
               7.2.5  "Third Party Claim"................................................  44
    7.3        IMC Global's and Seller's Indemnification Obligations.....................  44
    7.4        Survival of IMC Global's and Seller's Indemnification Obligations.........  47
    7.5        Limitation on Seller's Indemnification Obligations........................  47
    7.6        Purchaser's Indemnification Covenants.....................................  47
    7.7        Indemnification Procedures................................................  48
    7.8        Cooperation on Environmental Claims.......................................  50
               7.8.1  Purchaser's Rights to Remedial Action..............................  50
               7.8.2  Seller's Rights to Remedial Action.................................  50
               7.8.3  Minimization of Remedial Action Costs and Disruption of Operation..  51
    7.9        Mitigation................................................................  51
    7.10       Indemnification Exclusive Remedy..........................................  51

ARTICLE VIII   Effect of Termination/Proceeding..........................................  52
    8.1        General ..................................................................  52
    8.2        Right to Terminate........................................................  52
    8.3        Certain Effects of Termination............................................  52
    8.4        Remedies .................................................................  53
    8.5        Right to Damages..........................................................  53
    8.6        Non-Solicitation..........................................................  53

ARTICLE IX     Miscellaneous.............................................................  54
    9.1        Fees .....................................................................  54
    9.2        Publicity  ...............................................................  54
    9.3        Notices ..................................................................  54
    9.4        Entire Agreement; Interpretation..........................................  55
    9.5        Non-Waiver ...............................................................  56

    9.6        Counterparts..............................................................  56
    9.7        Severability..............................................................  56
    9.8        Binding Effect; Benefit...................................................  57
    9.9        Assignability.............................................................  57
    9.10       Governmental Reporting....................................................  57
    9.11       Applicable Law............................................................  57
    9.12       Waiver of Trial by Jury...................................................  57
    9.13       Consent to Jurisdiction...................................................  57
    9.14       Amendments ...............................................................  57
    9.15       Construction..............................................................  58

                             TABLE OF DEFINED TERMS
                          (not part of this Agreement)

Defined Term                                                      Where Found
------------                                                     --------------

Adjusted GAAP Principles                                         1.5(h)
Affiliate                                                        1.5(d)
Agreed Rate                                                      1.4.3
Agreement                                                        Preamble
AgriBusiness                                                     Recitals
Ancillary Documents                                              2.3.3
Arbitrating Accountant                                           1.6(b)
Assets                                                           2.3.10
Business                                                         Recitals
CERCLA                                                           2.3.22(a)(ii)
Claim Notice                                                     7.7.1
Closing                                                          1.8
Closing Balance Sheet                                            1.5
Closing Date                                                     1.8
Code                                                             2.3.11(a)
Commitment Letter                                                2.2.9
Company                                                          Recitals
Company Member                                                   1.5(d)
Company Member Software                                          2.3.24(e)
Compensation Plans                                               2.3.16(a)(iii)
Competing Business                                               6.6.1
Confidentiality Letter                                           3.3.1
Contaminant                                                      2.3.22(a)(i)
Contract                                                         2.3.14
control                                                          1.5(d)
Court Order                                                      2.2.5(a)
Damages                                                          7.2.1
Dispute                                                          1.6(a)
Dispute Notice                                                   1.6(a)
Dispute Period                                                   1.6(a)
Drop-Dead Date                                                   8.2.2
Employee                                                         6.9.1
Employee Benefit Plans                                           2.3.16(a)
Encumbrance                                                      2.3.6
Environmental Claim                                              7.2.7
Environmental Laws                                               2.3.22(a)(ii)
Environmental Permits                                            2.3.22(a)(iii)
Environmental Representations and Warranties                     2.3.22(g)
ERISA                                                            2.3.16(a)(i)

Defined Term                                                      Where Found
------------                                                     --------------

Estimated Purchase Price                                         1.4.1
Executive Severance Agreement                                    6.9.4
Final Adjustment Amount                                          1.4.3
Final Indebtedness                                               1.4.3
Final Target Amount                                              1.4.3
Final Working Capital                                            1.4.3
Financial Statements                                             2.3.9
GAAP                                                             1.5
Guaranties                                                       3.3.3
HSR Condition                                                    8.2.2
Hutson                                                           Recitals
IMC Global                                                       Preamble
IMC Nitrogen                                                     Recitals
IMC Ops                                                          6.9.5
IMC Plan                                                         6.9.6
including                                                        9.15
Indebtedness                                                     1.2
Indemnified Persons                                              6.8
Indemnified Party                                                7.2.4 & 7.2.5
Indemnifying Party                                               7.2.4 & 7.2.5
Intellectual Property                                            2.3.24
Interim Financial Statement Date                                 2.3.9
Interim Financial Statements                                     2.3.9
IRS                                                              2.3.16(b)
J.P. Morgan                                                      2.3.25
Joint Defense Agreement                                          3.3.2
Knowledge of Seller                                              2.3.26
Leased Premises                                                  2.3.23(b)
Litigation Condition                                             7.7.3(a)
Mark                                                             6.4
Material Adverse Effect                                          2.3.2
Material Consents                                                3.2.2
Modified Aggregate Deemed Sale Price                             6.7.6(b)
MSDS Claims                                                      7.2.2
1998 Financials                                                  4.2.7
Owned Premises                                                   2.3.23
Pension Plans                                                    2.3.16(a)(i)
Permits                                                          2.3.15
Permitted Liens                                                  2.3.10
Phosphate Warehousing Agreement                                  5.4.4
Plan Employee                                                    6.9.6

Defined Term                                                      Where Found
------------                                                     --------------

Process Safety Management Claims                                 7.2.7
Purchaser                                                        Preamble
Purchaser Account Plan                                           6.96
Purchaser Ancillary Documents                                    2.2.2
Purchaser Indemnitee                                             7.3
Real Estate                                                      2.3.23
Release                                                          2.3.22(a)(iv)
Remedial Action                                                  2.3.22(a)(v)
Requirements of Law                                              2.2.5(a)
Return                                                           2.3.11(a)
Royster-Clark                                                    3.3.1
Securities Act                                                   2.2.8
Section 338(h)(10) Election                                      6.7.6(a)
Seller                                                           Preamble
Seller Ancillary Documents                                       2.3.3
Seller Group                                                     6.7.4(a)
Seller Indemnitee                                                7.6
Seller's Knowledge                                               2.3.22(vi) &
                                                                 2.3.26
Shares                                                           Recitals
Subsidiaries                                                     2.3.7
Supply Agreement                                                 5.4.3
Target Amount                                                    1.3(a)
Tax                                                              2.3.11(a)
Tax Sharing Agreement                                            6.7.1
Third Party Claim                                                7.2.6
Trademarks                                                       2.3.24
Transferred Accounts                                             6.9.6
Transportation Claims                                            7.2.7
Unrelated Assets and Liabilities Transfers                       3.2.5(e)
Phosphate Warehousing Agreement                                  5.4.4
Warehousing Agreement                                            5.4.4
Welfare Plans                                                    2.3.16(a)(ii)
Working Capital                                                  1.3

                                TABLE OF EXHIBITS
                          (not part of this Agreement)

Exhibit A           -          Note Term Sheet

Exhibit B           -          Material Consents

Exhibit C           -          1998 Unaudited Financials

Exhibit D           -          Form of Opinion Delivered by Purchaser

Exhibit E           -          Form of Opinion Delivered by Seller

Exhibit F           -          Form of Release by Company Group Members

Exhibit G           -          Form of Release by Seller

Exhibit H           -          Form of Supply Agreement

Exhibit I           -          Form of Warehousing Agreement for Phosphate

Exhibit J           -          Form of Warehousing Agreement for Potash

Exhibit K           -          Execution Severance Agreement

                               TABLE OF SCHEDULES
                          (not part of this Agreement)

1.2                      Indebtedness
1.3                      Working Capital
1.4                      Purchase Price Example
2.3.2                    Good Standing
2.3.5                    Authorization
2.3.6                    Conflict
2.3.7                    Subsidiaries
2.3.8                    Capitalization
2.3.9                    Financial Statements
2.3.10                   Absence of Liens
2.3.11                   Tax Matters
2.3.12                   Absence of Changes
2.3.13                   Contracts
2.3.16                   Employee Benefit Plans
2.3.17                   List of Employees
2.3.18                   Union Representations and Relations
2.3.19                   Insurance
2.3.20                   Litigation and Claims
2.3.21                   Compliance with Law
2.3.22                   Environmental Matters
2.3.23                   Real Estate
2.3.24                   Intellectual Property
2.3.26                   Sufficiency of Assets; Assets of Affiliates; Inventory
2.3.27                   Product Warranty
2.3.28                   Customers and Suppliers
2.3.29                   Undisclosed Liabilities
3.2.5                    Conduct Prior To Closing
3.3.3                    Letters of Credit; Guarantees
6.4                      Use of Trademarks
6.6.1                    Restricted Wholesale Crop Production Inputs
6.9.4                    Severance Agreements

                            STOCK PURCHASE AGREEMENT

     This STOCK PURCHASE AGREEMENT ("Agreement") is made and entered into as of January 21, 1999 among IMC GLOBAL INC., a Delaware corporation ("IMC Global"), THE VIGORO CORPORATION, a Delaware corporation ("Seller"), and R-C DELAWARE ACQUISITION INC., a Delaware corporation ("Purchaser").

                                 R E C I T A L S

     A. Seller owns all of the outstanding capital stock of IMC AgriBusiness Inc., a Delaware corporation ("AgriBusiness"), Hutson's Ag Services, Inc., a Kentucky corporation ("Hutson"), and IMC Nitrogen Inc., a Delaware corporation ("IMC Nitrogen" and, together with Hutson, AgriBusiness and their respective subsidiaries following consummation of the Unrelated Assets and Liabilities Transfers, the "Company").

     B. The Company is engaged in the manufacture or purchase and sale (through wholesale and retail channels) of crop production inputs and services (the "Business").

     C. Purchaser desires to purchase all of the outstanding shares of capital stock of AgriBusiness, Hutson and IMC Nitrogen (collectively, the "Shares"), and Seller desires to sell the Shares, on the terms and subject to the conditions herein contained.

                               A G R E E M E N T S

     NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

                                   ARTICLE I
         Purchase and Sale of the Shares; Closing and Manner of Payment

     1.1 Purchase and Sale of the Shares. On the terms and subject to the conditions contained in this Agreement, at the Closing Seller shall sell, and Purchaser shall purchase, the Shares free and clear of all Encumbrances.

     1.2 Purchase Price. The aggregate purchase price of the Shares shall be equal to $300,000,000, less the aggregate amount outstanding as of the close of business on the business day immediately preceding the Closing Date of Indebtedness of the Company, subject to adjustment pursuant to Section 1.3 (the "Purchase Price"). As used in this Agreement, "Indebtedness" means, without duplication, (a) all indebtedness of the Company for borrowed money, (b) all obligations of the Company evidenced by notes, bonds, debentures or other similar instruments, (c) all indebtedness created or arising under any conditional sale or other title retention agreement with respect to property acquired by any of the Company Members (even though the rights and remedies of the seller or lender under such agreement in the event of default are limited to repossession or sale of such property), (d) all obligations of the Company as lessee under leases that have been recorded as capital leases in accordance with GAAP, (e) all obligations of the Company for the deferred purchase price of property or services (excluding trade payables incurred in the ordinary course of business), (f) all Indebtedness of the type referred to in clauses (a) through (e) above guaranteed directly or indirectly in any manner by any of the Company Members and set forth on Schedule 1.2 to the Disclosure Schedules, (g) all Indebtedness of the type referred to in clauses (a) through (e) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any lien on property (including, without limitation, accounts and contract rights) owned by the Company, even though the Company has not assumed or become liable for the payment of such Indebtedness, and (h) all accrued but unpaid interest (or interest equivalent) to the date of determination, and all accrued but unpaid prepayment premiums or penalties, related to any items of Indebtedness of the type referred to in clauses (a) through (g) above (unless otherwise reflected in Working Capital).

     1.3 Adjustments to the Purchase Price. The Purchase Price shall be:

         (a) increased by the amount by which Working Capital as of the close of business on the day before the Closing Date, as reflected on the Closing Date Balance Sheet, exceeds the average month-end Working Capital for the 12-month period ending on December 31, 1998 (the "Final Month-End") (the Working Capital for each month-end for the 11-month period ended November 30, 1998 being set forth in Schedule 1.3) (the "Target Amount"); or

         (b) reduced by the amount by which the Target Amount exceeds Working Capital as of the day before the Closing Date, as reflected on the Closing Date Balance Sheet.

As used herein, "Working Capital" shall mean the amount for the Company equal to all "current assets" minus all "current liabilities," as such "current liabilities" and "current assets" are properly accrued and reflected on the books and records of the Company in accordance with the Adjusted GAAP Principles (as hereinafter defined).

     1.4 Manner of Payment of the Purchase Price.

         1.4.1 No less than three business days prior to the Closing Date, Seller shall deliver to Purchaser in writing a good faith estimate of (w) the Purchase Price, which estimate shall take into account the adjustments to the Purchase Price required pursuant to Section 1.3 utilizing the most recent financial information available (the "Estimated Purchase Price"), (x) the estimated Indebtedness as of the business day immediately preceding the Closing Date ("Estimated Indebtedness"), (y) the estimated Target Amount ("Estimated Target Amount") and (z) the estimated Working Capital as of the Closing Date ("Estimated Working Capital"), together with (a) a statement of the calculation of the Estimated Purchase Price, Estimated Indebtedness, Estimated Target Amount and Estimated Working Capital, (b) the financial information used to derive the Estimated Purchase Price, Estimated Indebtedness, Estimated Target Amount and Estimated Working Capital and (c) a certificate signed by Seller to the effect that each of the Estimated Purchase Price, Estimated Indebtedness, Estimated Target Amount and Estimated Working Capital was determined in good faith in accordance with the Adjusted GAAP Principles. The Estimated Purchase Price shall be based upon the foregoing estimate, subject to the consent of Purchaser, such consent not to be unreasonably withheld or delayed.

         1.4.2 At the Closing, Purchaser shall (i) deliver a duly executed note (the "Note"), in form and substance reasonably satisfactory to Seller and Purchaser containing the terms set forth in the term sheet attached hereto as Exhibit A, payable to Seller in the aggregate principal amount of $150,000,000 and (ii) pay the Estimated Purchase Price less the aggregate principal amount of the Note to Seller by wire transfer to such account as Seller shall designate by written notice delivered to Purchaser not later than three days prior to the Closing Date.

         1.4.3 Following the Closing, the parties shall determine the final Purchase Price, taking into account the adjustments to the Purchase Price required pursuant to Section 1.3 and the criteria set forth in Sections 1.5, 1.6 and 1.7. Following the determination of the Final Target Amount, Final Working Capital and Final Indebtedness, the Purchase Price shall be adjusted as follows:

         (a) The Purchase Price shall be increased dollar for dollar by the amount by which the Estimated Target Amount exceeds the Final Target Amount;

         (b) The Purchase Price shall be reduced dollar for dollar by the amount by which the Final Target Amount exceeds the Estimated Target Amount;

         (c) The Purchase Price shall be increased dollar for dollar by the amount by which the Final Working Capital exceeds the Estimated Working Capital;

         (d) The Purchase Price shall be reduced dollar for dollar by the amount by which the Estimated Working Capital exceeds the Final Working Capital;

         (e) The Purchase Price shall be increased dollar for dollar by the amount by which the Estimated Indebtedness exceeds the Final Indebtedness; and

         (f) The Purchase Price shall be reduced dollar for dollar by the amount by which the Final Indebtedness exceeds the Estimated Indebtedness.

The cumulative net adjustment to the Purchase Price pursuant to (a) through (f) of this Section 1.4.3, whether positive or negative, is the "Final Adjustment Amount." Within 5 days after the Closing Balance Sheet becomes final and binding upon the parties, (i) if the net effect pursuant hereto is an increase in the Purchase Price, Purchaser shall pay to Seller, by wire transfer of immediately available funds, an amount in cash equal to such Final Adjustment Amount, and
(ii) if the net effect pursuant hereto is a decrease in the Purchase Price, Seller shall pay to Purchaser, by wire transfer of immediately available funds, an amount in cash equal to such Final Adjustment Amount, in either case under clause (i) or (ii) of this Section 1.4.3, together with interest thereon from the Closing Date to the date of actual payment at the Agreed Rate.

         As used herein, "Final Target Amount", "Final Working Capital" and "Final Indebtedness" shall mean (a) in the case of the Final Target Amount, the quotient obtained by dividing the sum of the Working Capital derived from the audited balance sheet as of the Final Month-End contemplated in Section 4.2.6 (as agreed to by the parties prior to Closing applying the same principles used to determine the Working Capital Amounts set forth in Schedule 1.3) and the

Working Capital for each month-end in the 11-month period set forth in Schedule
1.3 by 12; and (b) in respect of the Final Working Capital and the Final Indebtedness, the Working Capital and Indebtedness (x) as shown in the Closing Balance Sheet if no Dispute Notice with respect thereto is duly and timely delivered pursuant to Section 1.6(a) or (y) if such a Dispute Notice is so delivered, as agreed by Seller and Purchaser pursuant to Section 1.6 or, in the absence of such agreement, as shown in the Arbitrating Accountant's calculation delivered pursuant to Section 1.6.

         The "Agreed Rate" shall be equal to 8.5% per annum.

         Schedule 1.4 of the Disclosure Schedules contains an example of the calculation of the Purchase Price as if the transactions contemplated hereby had been closed on January 1, 1999.

     1.5 Determination of Final Adjustment Amount. The Final Working Capital and the Final Indebtedness shall be determined from a balance sheet of the Business as of the close of business on the business day immediately preceding the Closing Date (the "Closing Balance Sheet"). The Closing Balance Sheet shall be prepared by Purchaser. The Closing Balance Sheet shall be prepared in accordance with generally accepted accounting principles applied in a manner consistent with the accounting principles and practices applied in the preparation of the Financial Statements ("GAAP"); provided, however, that:

         (a) the Closing Balance Sheet shall be a balance sheet of the Business;

         (b) the Closing Balance Sheet shall contain all normal year-end adjustments which would be required if the Closing were to occur on the last day of the Company's fiscal year;

         (c) inventories reflected on the Closing Balance Sheet shall be determined and valued as provided in Section 1.7;

         (d) the Closing Balance Sheet shall exclude all cash (other than petty cash and other miscellaneous amounts) owned by the Company and transferred to Seller and its Affiliates as part of the internal cash policies of IMC Global (it being understood that Seller shall remove all such cash prior to the Closing). As used herein, an "Affiliate" is any person or entity which controls, is controlled by or is under common control with another person; provided, however, that no entity that constitutes a part of the Company or any subsidiary thereof (each, a "Company Member") shall be deemed to be an Affiliate of any other Company Member. For purposes of the preceding sentence, the term "control" means the power, direct or indirect, to direct or cause the direction of the management and policies of a person or entity through voting securities, contract or otherwise. In the case of Seller, the term Affiliate shall include IMC Global and those entities in which IMC Global directly or indirectly owns more than 50% of such entity's equity interests;

         (e) all Indebtedness shall be excluded from the calculation of current liabilities;

         (f) any receivables or payables owed by or owed to Seller or its Affiliates (other than trade payables incurred in the ordinary course of business with Seller's Affiliates) shall not be reflected in the Closing Balance Sheet;

         (g) the Closing Balance Sheet shall reflect the Unrelated Assets and Liabilities Transfers;

         (h) the Closing Balance Sheet shall include the $2,500,000 reserve for other long-term liabilities for environmental matters included in the Interim Financial Statements;

         (i) Taxes shall not be taken into account;

         (j) cash overdrafts shall be treated as a current liability;

         (k) the Closing Balance Sheet shall not include any liability for accrued vacation and, in accordance with the historic practices of the Business, shall not reflect the equipment leases of the Company as capital leases; and

         (l) in addition to the methods historically used by the Business in determining the reserve for bad debts, individual receivables may be evaluated on a case-by-case basis to determine collectability and the appropriate reserve without regard to any standard of materiality under GAAP.

GAAP as so adjusted by the foregoing provisions of this Section 1.5 is referred to herein as the "Adjusted GAAP Principles." Purchaser shall deliver the Closing Balance Sheet to be delivered to Seller not later than ninety days after the Closing Date. Purchaser shall cause the Company to make available to Seller and its representatives such books, records, other information (including work papers) and personnel of the Company which Seller may reasonably request in order to review the Closing Balance Sheet. During preparation of the Closing Balance Sheet and during the Dispute Period, Purchaser shall make available the work papers used in the preparation of the Closing Balance Sheet to Seller and its representatives.

     1.6 Disputes Regarding Closing Balance Sheet. Disputes with respect to the Closing Balance Sheet shall be resolved as follows:

         (a) Seller shall have 45 days after receipt of the Closing Balance Sheet from Purchaser (the "Dispute Period") to dispute any of the elements of or amounts reflected on the Closing Balance Sheet but only on the basis that such amounts were not presented in accordance with the Adjusted GAAP Principles (a "Dispute"). If Seller does not give to Purchaser written notice of a Dispute within the Dispute Period (a "Dispute Notice"), the Closing Balance Sheet shall be deemed to have been accepted and agreed to by Seller in the form in which it was delivered by Purchaser and shall be final and binding upon the parties hereto. If Seller has a Dispute, Seller shall give Purchaser a Dispute Notice within the Dispute Period, setting forth in reasonable detail the elements and amounts with which it disagrees. Within 30 days after delivery of such Dispute Notice, the parties hereto shall attempt to resolve such Dispute and agree in writing upon the final content of the disputed Closing Balance Sheet.

         (b) If Seller and Purchaser are unable to resolve any Dispute within the 30-day period after Purchaser's receipt of a Dispute Notice, Purchaser and Seller shall promptly engage a nationally recognized certified public accounting firm not engaged by Purchaser, Seller or their respective Affiliates (the "Arbitrating Accountant"). In connection with the resolution of any Dispute, the Arbitrating Accountant shall have access to all documents, records, work papers, facilities and personnel necessary to perform its function as arbitrator. The Arbitrating Accountant's function shall be to conform the Closing Balance Sheet to the Adjusted GAAP Principles. The Arbitrating Accountant shall allow Seller and Purchaser to present their respective positions regarding the Dispute and shall thereafter as promptly as possible (but not later than 60 days) following the engagement of the Arbitrating Accountant, provide the parties hereto a written determination of the Dispute. Such written determination shall be final and binding upon the parties hereto and judgment may be entered on the award. Purchaser shall pay a portion of the fees and expenses of the Arbitrating Accountant in an amount determined by multiplying the total amount of such fees and expenses by a fraction the numerator of which is the amount awarded to Seller by the Arbitrating Accountant and the denominator of which is aggregate amount which is the subject matter of the Dispute, and Seller shall pay the balance of such fees and expenses. Upon the resolution of all Disputes, the Closing Balance Sheet shall be revised to reflect such resolution and, as so revised, shall be final and binding for purposes of this Agreement.

     1.7 Inventories. Seller shall coordinate with Purchaser a taking of the physical inventory at substantially all of the locations of the Business, which inventory shall be completed as near as practicable to, but not later than one week before, the Closing. Prior to Closing, the parties shall agree on a value of such inventory at the lower of cost or market, taking into account qualitative factors, including salability and obsolescence. Inventories shall be valued in the Closing Balance Sheet based upon such agreed valuation, as adjusted to reflect changes from the date of such agreed valuation to the close of business on the business day immediately preceding the Closing Date.

     1.8 Manner of Delivery of the Shares. At the Closing, Seller shall deliver to Purchaser certificates evidencing the Shares duly endorsed in blank, or accompanied by valid stock powers duly executed in blank, in proper form for transfer.

     1.9 Time and Place of Closing. The transactions contemplated by this Agreement and the Ancillary Documents shall be consummated (the "Closing") at the offices of Sidley & Austin, One First National Plaza, Chicago, Illinois 60603 on a date and at a time agreed upon by Seller and Purchaser, but in no event later than the third business day after the conditions set forth in
Article IV have been satisfied or, if permitted by applicable law, waived. The date on which the Closing occurs in accordance with the preceding sentence is referred to in this Agreement as the "Closing Date."

                                   ARTICLE II
                         Representations and Warranties

     2.1 General Statement. The parties make the representations and warranties to each other which are set forth in this Article II. All such representations and warranties shall survive the Closing to the extent contemplated by Article VII (and none shall merge into any instrument of conveyance).

     2.2 Representations and Warranties of Purchaser. Purchaser represents and warrants to IMC Global and Seller as follows:

         2.2.1 Organization. Purchaser is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

         2.2.2 Power and Authority. Purchaser has full corporate power and authority to execute, deliver and perform its obligations under this Agreement and the other agreements, instruments, documents and certificates to be executed and/or delivered pursuant to this Agreement by Purchaser (collectively, the "Purchaser Ancillary Documents").

         2.2.3 Execution and Delivery by Purchaser. The execution and delivery of this Agreement by Purchaser, the execution and/or delivery of the Purchaser Ancillary Documents and the performance by Purchaser of its obligations under this Agreement and the Purchaser Ancillary Documents have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by Purchaser and, assuming the valid authorization, execution and delivery of this Agreement by Seller, constitutes the legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. Each of the Purchaser Ancillary Documents, upon execution and delivery by Purchaser and assuming the valid authorization, execution and delivery thereof by the other party or parties thereto, will be a legal, valid and binding obligation of Purchaser enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

         2.2.4 Authorization. Except for (a) filings under the HSR Act, (b) filings under Environmental Permits as may be necessary to reflect the change of control of the Company contemplated hereby and (c) such consents, authorizations, orders, approvals, filings or registrations the failure of which to be obtained or made would not prevent the consummation of any of the transactions contemplated hereby, no consent, authorization, order or approval of, or filing or registration with, any person, including any governmental authority or other regulatory agency, is required for or in connection with the execution and delivery of this Agreement by Purchaser, the execution and/or delivery of the Purchaser Ancillary Documents and the consummation by Purchaser of the transactions contemplated hereby or thereby.

         2.2.5 Conflict.

         (a) Assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 2.2.4, neither the execution and delivery of this Agreement or any of the Purchaser Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under (1) the charter or by-laws of Purchaser,

(2) any note, instrument, mortgage, lease, franchise or financial obligation or any other agreement or instrument to which Purchaser is a party or any of its properties is subject or by which Purchaser or any of its assets may be bound or affected, (3) any judgment, order, award or decree of any foreign, federal, state, local or other court or tribunal and any award in any arbitration proceeding ("Court Order") to which Purchaser is a party or by which it is bound or (4) any foreign, federal, state or local laws, statutes, regulations, rules, codes or ordinances enacted, adopted, issued or promulgated by any governmental body ("Requirements of Law") affecting Purchaser, other than, in the case of clauses (2), (3) and (4) above, any such breaches, defaults or rights that, individually or in the aggregate, would not prevent the consummation of any of the transactions contemplated hereby.

         2.2.6 Finder's Fees. Neither Purchaser nor any of its Affiliates has dealt with any person, firm or entity entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or by the Ancillary Documents or introducing the parties to each other for which IMC Global or Seller could become liable or obligated.

         2.2.7 Solvency. Assuming the accuracy of Seller's representations and warranties, immediately after giving effect to the consummation of the transactions contemplated hereby and by the Ancillary Documents and the incurrence of any indebtedness herewith or therewith, the assets of the Company will exceed its liabilities. In connection with the consummation of the transactions contemplated hereby and by the Ancillary Documents and the incurrence of any indebtedness herewith or therewith, Purchaser does not intend that the Company would incur, and does not believe that the Company will incur, debts that would be beyond the Company's ability to pay as such debts mature.

         2.2.8 Securities Law Matters. Purchaser is acquiring the Shares for its own account for investment and with no present intention of distributing or reselling the Shares or any part thereof in any transaction which would constitute a "distribution" within the meaning of the Securities Act of 1933, as amended (the "Securities Act").

         2.2.9 Necessary Funds. Purchaser has received a commitment letter (the "Commitment Letter") with respect to an aggregate $275 million of debt financing relating to the transactions contemplated by this Agreement (the "Debt Financing"). A copy of the Commitment Letter has been delivered to Seller. The Commitment Letter is in full force and effect in accordance with its terms as of the date hereof. The proposed stockholders of Purchaser have in the aggregate no less than $67 million of committed, but undrawn, equity capital that is available for, and, concurrent with the consummation of the Debt Financing, shall be contributed to, Purchaser as equity (the "Equity Financing" and, together with the Debt Financing, the "Financing"). The Financing is sufficient in amount to enable Buyer to pay the Purchase Price and, based upon information provided by Purchaser to Seller, to provide for currently anticipated working capital needs of the Company as of Closing.

     2.3 Representations and Warranties of IMC Global and Seller. IMC Global and Seller jointly and severally represent and warrant to Purchaser that:

         2.3.1 Organization. Each of the Company Members, Seller and IMC Global is a corporation duly organized, validly existing and in good standing under the laws of its state of incorporation.

         2.3.2 Good Standing. Each of the Company Members is duly qualified to transact business and is in good standing as a foreign corporation in the jurisdictions set forth on Schedule 2.3.2 of the Disclosure Schedule, which jurisdictions are the only jurisdictions wherein the character of the properties owned or leased or the nature of the activities conducted by each of them makes such qualification necessary, except where the failure to so qualify, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect. For purposes of this Agreement, "Material Adverse Effect" means a material adverse effect on the business, properties, assets or liabilities, results of operations or financial condition of the Company taken as a whole, other than changes relating to or resulting from (a) the public disclosure of the transactions contemplated by this Agreement or (b) any condition or matter described in the Disclosure Schedules that is specifically identified as potentially involving a Material Adverse Effect.

         2.3.3 Power and Authority. Each of IMC Global and Seller has full corporate power and authority to execute, deliver and perform its obligations under this Agreement, and each of IMC Global, Seller and their Affiliates has full corporate power and authority to execute, deliver and perform its obligations under the other agreements, instruments, documents and certificates to be executed and/or delivered pursuant to this Agreement by Seller or its Affiliates, respectively ("Seller Ancillary Documents"; and, together with the Purchaser Ancillary Documents, the "Ancillary Documents").

         2.3.4 Execution and Delivery by Seller and its Affiliates. The execution and delivery of this Agreement by each of IMC Global and Seller, the execution and/or delivery of the Seller Ancillary Documents and the performance by each of IMC Global and Seller of its obligations under this Agreement and the Seller Ancillary Documents have been duly authorized and approved by all requisite corporate action. This Agreement has been duly executed and delivered by each of IMC Global and Seller and, assuming the valid authorization, execution and delivery of this Agreement by Purchaser, constitutes the legal, valid and binding obligation of each of IMC Global and Seller enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. Each of the Seller Ancillary Documents, upon execution and delivery by IMC Global, Seller or an Affiliate of Seller, as the case may be, and assuming the valid authorization, execution and delivery by the other party or parties thereto, will be a legal, valid and binding obligation of IMC Global, Seller or such Affiliate enforceable in accordance with its terms, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles.

         2.3.5 Authorization. Except as set forth in Schedule 2.3.5 of the Disclosure Schedules and except for (a) filings under the HSR Act, (b) filings under Environmental Permits as may be necessary to reflect the change of control of the Company contemplated hereby, and (c) such consents, authorizations, orders, approvals, filings or registrations the failure of which to be obtained or made would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby, no consent, authorization, order or approval of, or filing or registration with, any person, including any governmental authority or other regulatory agency, is required for or in connection with the execution and delivery of this Agreement by IMC Global or Seller, the execution and/or delivery of the Seller Ancillary Documents and the consummation by IMC Global or Seller and their Affiliates of the transactions contemplated hereby or thereby.

         2.3.6 Conflict. Assuming the receipt of all necessary consents and approvals and the filing of all necessary documents as described in Section 2.3.5, except as set forth in Schedule 2.3.6 of the Disclosure Schedules, neither the execution and delivery of this Agreement or any of the Seller Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any lien, claim, charge, security interest, mortgage, pledge, easement, conditional sale or other title retention agreement, defect in title or other restrictions of a similar kind ("Encumbrance") upon any of the Shares or any of the assets of the Company, under (1) the charter or by-laws of IMC Global, Seller or any Company Member, (2) any note, instrument, mortgage, lease, franchise or financial obligation or any other agreement or instrument to which IMC Global, Seller or any Company Member is a party or by which IMC Global, Seller or any Company Member or any of their assets may be bound or affected,
(3) any Court Order to which IMC Global, Seller or any Company Member is a party or by which IMC Global, Seller or any Company Member is bound, (4) any Requirements of Law affecting IMC Global, Seller or any Company Member or (5) any Permits, other than, in the case of clauses (2), (3), (4) and (5) above, any such breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

         2.3.7 Subsidiaries. None of the Company Members, directly or indirectly, owns any of the stock of, or any other interest in, any other corporation, partnership or business entity other than the entities listed on
Schedule 2.3.7 of the Disclosure Schedules (collectively, the "Subsidiaries").

         2.3.8 Capitalization. The authorized capital of:

               (a) AgriBusiness consists of 1,000 shares of common stock, no par value per share, of which 939.71 shares are issued and outstanding;

               (b) Hutson consists of 11,000 shares of common stock, no par value per share, of which 11,000 shares are issued and outstanding; and

               (c) IMC Nitrogen consists of 1,000 shares of common stock, no par value per share, of which 985 shares are issued and outstanding.

Except as described above in this Section 2.3.8 or as set forth in Schedule 2.38 of the Disclosure Schedules, there are no shares of capital stock of AgriBusiness, Hutson or IMC Nitrogen of any other class authorized, issued or outstanding. All of the issued and outstanding shares of capital stock of AgriBusiness, Hutson and IMC Nitrogen have been validly issued, are fully paid and nonassessable, are owned beneficially and of record by Seller, and were not issued in violation of the terms of any agreement or other understanding binding upon Seller. Seller owns all the issued and outstanding shares of capital stock of AgriBusiness, Hutson and IMC Nitrogen free and clear of all Encumbrances or restrictions on transfer. None of IMC Global, Seller or any of the Company Members is a party to any voting trust, proxy or other voting agreement or understanding with respect to the voting capital stock of any of the Company Members. There are no outstanding subscriptions, options, warrants, purchase rights (including preemptive rights), calls, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of AgriBusiness, Hutson or IMC Nitrogen obligating any of the Company Members to issue, sell, transfer or otherwise dispose of any securities of any kind. The capital stock of the Company Members was issued in compliance with the applicable federal and state securities laws.

         2.3.9 Financial Statements. Schedule 2.3.9 of the Disclosure Schedules contains copies of the audited balance sheets, statements of earnings and statements of cash flows (together with any supplementary information thereto) of the Business as of and for the fiscal years ended December 31, 1995, 1996 and 1997. The financial statements described in the preceding sentence are referred to herein as the "Financial Statements." Schedule 2.3.9 of the Disclosure Schedules also contains copies of the unaudited balance sheets, statements of income and cash flows of the Business, each as of and for the nine-month period ended September 30, 1998 (the "Interim Financial Statement Date"). The financial statements described in the preceding sentence are referred to herein as the "Interim Financial Statements." The Financial Statements and the Interim Financial Statements are derived from the books and records of the Company and have been prepared in conformity with GAAP and present fairly in accordance with GAAP, in all material respects, the financial position of the Business, as of the dates thereof and the results of operations and cash flows of the Business, for the periods covered by said statements, except (x) as disclosed in Schedule
2.3.9 of the Disclosure Schedules, (y) in the case of the Interim Financial Statements, for normal year-end adjustments, none of which are material, and (z) in the case of the Interim Financial Statements, for the omission of footnote disclosures required by GAAP.

         2.3.10 Absence of Liens. Except for assets disposed of in the ordinary course of business, the Company has valid title to or a valid leasehold in, or a contractual or common law right to use, each item of equipment, machinery, inventory, tools and other tangible personal property reflected on the Interim Financial Statements and used in the conduct of the Business ("Assets") free and clear of any Encumbrances, except for the following: (a) liens for Taxes and other governmental charges and assessments which are not yet due and payable,
(b) liens of landlords and liens of carriers, warehousemen, mechanics and materialmen and other like liens arising in the ordinary course of business for sums not yet due and payable, (c) liens incurred or deposits made in the ordinary course of business in connection with workers' compensation, unemployment insurance and other types of social security or to secure the performance of tenders, statutory obligations, surety and appeal bonds, bids, leases, government contracts, performance and return of money bonds and similar obligations, and (d) other liens or imperfections on Assets which are not material in amount or do not materially detract from the value of or materially impair the existing use of the Assets affected by such lien or imperfection (collectively, "Permitted Liens").

         2.3.11 Tax Matters.

         (a) As used in this Agreement the term (i) "Taxes" means all federal, state, provincial, local, foreign and other income, sales, use, ad valorem, value added, transfer, withholding, payroll, real property or other taxes, fees, assessments or similar charges of any kind, together with any interest and any penalties, with respect thereto; (ii) the term "Tax" means any one of the foregoing Taxes; (iii) the term "Code" means the Internal Revenue Code of 1986, as amended; and (iv) the term "Returns" means all returns, declarations, reports, statements, and other documents required to be filed in respect of Taxes (the term "Return" meaning any one of the foregoing Returns).

         (b) Except as described in Schedule 2.3.11 of the Disclosure Schedules,
(i) there have been filed on a timely basis, all material Returns required to be filed by or on behalf of each Company Member; (ii) no extension of time within which to file any such Return has been requested or granted; (iii) there are no unpaid tax assessments, notifications of intention to examine or waivers of the applicable statutes of limitation with respect to material Tax liabilities of any Company Member; and (iv) no Company Member has been notified in writing of any Return filing obligation or proposed Tax liability by any taxing authority with which it does not file Returns.

         (c) Except as described in Schedule 2.3.11 of the Disclosure Schedules,
(i) with respect to all amounts in respect of Taxes imposed upon any Company Member, or for which any Company Member is liable to taxing authorities, with respect to all taxable periods or portions of periods ending on or before the Closing Date, all applicable Tax laws have been complied with in all material respects, all amounts required to be paid to taxing authorities as shown on Returns filed with such authorities on or before the date hereof have been paid, all amounts required to be paid to taxing authorities after the date hereof and on or before the Closing Date to be shown on Returns to be filed with such authorities will timely be paid; (ii) there are no ongoing examinations by any taxing authority of any Company Member; (iii) there is currently in effect no consent agreement under section 341(f) of the Code, private ruling concerning Taxes from any taxing authority, or closing agreement concerning Taxes with any taxing authority that could affect the Tax liability of any Company Member for any period after the Closing Date; (iv) no Company Member is required to make any adjustments under section 481 of the Code (or any comparable provision of state, local or foreign law) by reason of a change of accounting method; and (v) none of the Company Members is a partner in any entity considered to be a partnership for U.S. federal income tax purposes.

         (d) Except as described in Schedule 2.3.11 of the Disclosure Schedules, each Company Member is a member of a selling consolidated group (within the meaning of section 338(h)(10)(B) of the Code) of which IMC Global is the common parent.

         (e) Except as provided under Treas. Reg. section 1.1502-6 (or any similar provision of state, local or foreign law) and except as described in
Schedule 2.3.11 of the Disclosure Schedules, no Company Member has any liability for or any obligation to pay Taxes of any other person as a transferee or successor, by contract, or otherwise.

         (f) This Section 2.3.11 contains the exclusive representations and warranties of Seller and IMC Global with regard to the subject matter addressed herein.

         2.3.12 Absence of Changes. Since the Interim Financial Statement Date there has been no change, event or circumstance which, individually or in the aggregate, has had a Material Adverse Effect. Except as set forth on Schedule
2.3.12 of the Disclosure Schedules, since the Interim Financial Statement Date, the Company has conducted the Business only in the ordinary course. Without limiting the generality of the foregoing, since the Interim Financial Statement Date, except for the Unrelated Assets and Liabilities Transfer and except as set forth in Schedule 2.3.12 of the Disclosure Schedule:

         (a) none of the Company Members has made or authorized any additions to or sold, leased, transferred or assigned any assets or properties, tangible or intangible, with a fair market value of more than $250,000, except in the ordinary course of its business;

         (b) none of the Company Members has mortgaged, pledged or subjected to any Encumbrance (except Permitted Liens) any of its assets or properties (whether tangible or intangible) other than in the ordinary course of its business;

         (c) no party (including any of the Company Members) has accelerated, terminated, made material modifications to or canceled any agreement referred to in Section 2.3.13 or any other material agreement, contract, lease, license or Permit to which any of the Company members is a party or by which any of them is bound;

         (d) none of the Company Members has made or authorized any material capital expenditures in excess of the budgeted amount for capital expenditures previously provided by Seller;

         (e) none of the Company Members or any of its Affiliates has discharged or satisfied any Encumbrance or paid any material obligation or material liability (fixed or contingent) other than in the ordinary course of business;

         (f) there has been no change made or authorized in the charter or bylaws (or similar governing documents) of any of the Company Members and none of the Company Members has merged with or into or consolidated with any other entity, or voluntarily or involuntarily dissolved or liquidated or changed or agreed to change in any manner the rights of its outstanding capital stock;

         (g) none of the Company Members has purchased, redeemed, issued, sold or otherwise acquired or disposed of any of its capital stock or any evidence of indebtedness or other of its securities, or granted any options, warrants or other rights to purchase or obtain (including upon conversion, exchange or exercise) any of its capital stock or any evidence of indebtedness or other of its securities, or declared any dividend or made any payment or other distribution on its capital stock (other than cash dividends or distributions);

         (h) none of the Company Members has granted any increase in the compensation payable or to become payable to any of its directors or officers, except for normal annual increases in the ordinary course of business consistent with past practice, or entered into any other transaction with any of its directors or officers other than reimbursement of reasonable business expenses incurred in the ordinary course of business;

         (i) none of the Company Members has adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its directors and officers or any other employee or group of employees (or taken any such action with respect to any other Employee Benefit Plan), except in the ordinary course of its business;

         (j) none of the Company Members has made any change in its method of accounting;

         (k) none of the Company Members has entered into any transactions with any Affiliate of Seller or its Subsidiaries (other than another Company Member), except in the ordinary course of business as described in Schedule 2.3.26;

         (l) none of the Company Members has changed or modified in any material respect its existing credit, collection and payment policies, procedures and practices with respect to accounts receivable and accounts payable;

         (m) none of the Company Members has suffered any damage, destruction, loss or claim, whether or not covered by insurance, in excess of $500,000; and

         (n) none of the Company Members has entered into any agreement or arrangement with respect to, or otherwise committed to, any of the foregoing.

         2.3.13 Contracts. Schedule 2.3.13 of the Disclosure Schedules contains a listing of the following undischarged written (or, to the knowledge of Seller, oral) contracts, agreements, leases and other instruments to which a Company Member is a party:

         (a) agreements for the employment for any period of time whatsoever, or in regard to the employment, or restricting the employment, including any termination, severance or change in control agreements of any employee of any Company Member who earns more than $75,000 per year;

         (b) consulting agreements where the payment thereunder is in excess of $100,000 per year and which have an unexpired term in excess of one year;

         (c) collective bargaining agreements;

         (d) contracts or arrangements providing for bonuses, options, deferred compensation or stock appreciation rights;

         (e) leases or subleases, either as lessee or sublessee, lessor or sublessor, of personal property, where the lease or sublease provides for an annual rent in excess of $100,000 and has an unexpired term in excess of one year;

         (f) service agreements affecting any of the assets of any Company Member where the charges are reasonably expected to be in excess of $100,000 and which has an unexpired term as of the Closing Date in excess of one year;

         (g) loan agreements, promissory notes, indentures, bonds, security agreements, guarantees or obligations for borrowed money or other instruments involving Indebtedness in an amount in excess of $100,000;

         (h) any partnership, joint venture or other similar agreement or arrangement;

         (i) any agreement containing any covenant or provision prohibiting any Company Member from engaging in any line or type of business (except for such agreements which shall not apply to any Company Member upon Closing) or competing with any person;

         (j) any agreement under which it has advanced or loaned any amount to any of its directors, officers and employees outside the ordinary course of its business;

         (k) any agreement under which a sale of any of the Real Estate that is material to the operation of the Business is pending;

         (l) any indemnification agreement by any Company Member running to any person that involves, individually or in the aggregate, a contingent liability of a Company Member of $100,000 or more, other than in connection with customer contracts, agreements entered into in the ordinary course of business or with respect to directors or executive officers of the Company;

         (m) any long-term or continuing agreements or arrangements with respect to discounts or allowances or extended payment terms that provide for the receipt or expenditure following the Closing Date of more than $500,000, other than purchase orders and sales orders in the ordinary course of business; or

         (n) any other agreements that provide for the receipt or expenditure following the Closing Date of more than $500,000, other than purchase orders and sales orders in the ordinary course of business.

         2.3.14 Enforceability of Contracts. All agreements, leases, subleases, licenses and other instruments described in Section 2.3.13 and Schedules 2.3.23 and 2.3.24 (collectively, "Contracts") are valid and in full force and effect, subject to bankruptcy, insolvency, reorganization, moratorium and similar laws of general application relating to or affecting creditors' rights and to general equity principles. No default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) by any Company Member has occurred thereunder and, to Seller's knowledge, no default (or an event which would, with the passage of time or the giving of notice or both, constitute a default) by the other contracting parties has occurred thereunder, which default, individually or in the aggregate with other defaults, would reasonably be expected to have a Material Adverse Effect.

         2.3.15 Permits. The Company Members hold, own or possess all licenses, permits, registrations and government approvals (other than Environmental Permits, which are exclusively provided for in Section 2.3.22) which are required in order for them to conduct their respective businesses as conducted immediately prior to the date of this Agreement where the failure to possess such Permits, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect (collectively, the "Permits"). All Permits have been duly obtained and are in full force and effect. The Company Members are in compliance with the terms and conditions of the Permits in all material respects. There are no proceedings pending or, to the knowledge of Seller, threatened seeking to revoke, cancel or suspend, or to adversely modify any of the Permits.

         2.3.16 Employee Benefit Plans.

         (a) The Disclosure Schedules contain a true and complete list of each
(i) employee pension benefit plan (as defined in Section 3(2) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (collectively, the "Pension Plans"), (ii) employee welfare benefit plan (as defined in Section 3(1) of ERISA) (collectively, the "Welfare Plans") and (iii) bonus, deferred compensation, and severance plan which does not constitute a Welfare Plan (collectively, the "Compensation Plans") maintained, contributed to or required to be contributed to by Seller or the Company for the benefit of employees of the Company. The Pension Plans, the Welfare Plans and the Compensation Plans sometimes are referred to herein collectively as the "Employee Benefit Plans".

         (b) All Employee Benefit Plans comply in all material respects with ERISA, the Code (including the requirements of Code section 401(a) to the extent any Pension Plan is intended to conform to that section) and other Requirements of Law. A favorable determination as to the qualification under Code section 401(a) of each of the Pension Plans intended to be qualified under such section has been made by the Internal Revenue Service ("IRS") or a request for a favorable determination has been or will be filed within the remedial amendment period applicable thereto.

         (c) Neither the Company nor any Affiliate of a Company Member (as determined under Code Section 414(b), (c), (m) or (o) of the Code) has taken any action, nor has any event occurred, that has resulted or will likely result in any liability under Section 302(c) or Title IV of ERISA, including any withdrawal liability with respect to any "multiemployer plan" as defined in
Section 4001(a) of ERISA, which liability could reasonably be expected to become a liability of Purchaser or any Affiliate of Purchaser (including, but not limited to, the Company) following the Closing.

         (d) Seller has furnished to Purchaser the most recent actuarial report with respect to each Employee Benefit Plan that is a defined benefit pension plan, as defined by Section 3(35) of ERISA. The information supplied to the actuary by Seller for use in preparing those reports was complete and accurate in all material respects and Seller has no knowledge that the conclusions expressed in those reports are incorrect.

         (e) This Section 2.3.16 contains exclusive representations and warranties of Seller and IMC Global with respect to employee benefit matters. The preceding sentence shall, however, not be construed to limit Purchaser's ability to rely on the relevant provisions of Sections 2.3.9, 2.3.10, 2.3.12(c), 2.3.12(i), 2.3.13(c) or 2.3.20 with respect to employee benefit matters. Seller has furnished to Purchaser (1) the amount of any contingent withdrawal liability to which the Company or Purchaser could become subject by reason of a transaction described in ERISA Section 4204 and (2) the amount of any withdrawal liability that would be incurred under ERISA Section 4201 et seq. in the event of a complete withdrawal on the Closing Date from any multiemployer plan, as defined in ERISA Section 4001(a), to which the Company could reasonably expect to be required to contribute after Closing, whether by reason of this Agreement or operation of law.

         2.3.17 List of Employees. Schedule 2.3.17 of the Disclosure Schedules contains a list of all employees of the Company Members as of July 1, 1998, whose annual salaries exceed $75,000 and said list correctly reflects their employer, base salaries, dates of employment and positions.

         2.3.18 Union Representation and Labor. There is no labor strike, dispute, slow-down or work stoppage actually pending or, to the knowledge of Seller, threatened, against or involving any of the Company Members other than disputes with individual employees in which the liability of the Company Members is not reasonably expected to exceed $100,000. Except as set forth on Schedule
2.3.18 of the Disclosure Schedules, none of the employees of the Company Members is covered by any collective bargaining agreement, and no collective bargaining agreement is currently being negotiated by any of the Company Members. There is no request for union representation pending or, to Seller's knowledge, overtly threatened against the business of any Company Member which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. Except as set forth in Schedule 2.3.18 of the Disclosure Schedules, no Company Member has labor negotiations in process with any labor union or other labor organization relating to the Business. The Company is not, and has not been in the last three years, engaged in any grievance or unfair labor practice that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect. There is not, and in the last three years there has been no, charge pending or, to the knowledge of Seller, threatened against any of the Company Members alleging unlawful discrimination in employment practices before any court or agency that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, and there is no charge of or proceeding with regard to any unfair labor practice against any of the Company Members pending before the National Labor Relations Board.

         2.3.19 Insurance. Schedule 2.3.19 of the Disclosure Schedules contains a description of all policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for any of the Company Members, and the name of the owner of each such policy. All such policies are outstanding and in full force and effect. All premiums with respect thereto have been paid when due and no notice of cancellation or termination has been received with respect to any such policy. There is no default with respect to any provision contained in any such policy, nor has there not been any failure to give any notice or present any claim under any such policy in a timely fashion or in the manner or detail required by the policy. Except as set forth in Schedule 2.3.19 of the Disclosure Schedules, there are no outstanding claims under such policies. Except as set forth in Schedule 2.3.19 of the Disclosure Schedules, Seller and the Company Members have not been refused any insurance coverage, nor has their coverage been limited by any insurance carrier to which it has applied for insurance or with which it has carried insurance during the last five years, except where such coverage has been obtained from an alternative source under commercially reasonable terms. Except as disclosed in Schedule 2.3.19 of the Disclosure Schedules, on and after May 31, 1998, all products liability and general liability policies maintained by or for the benefit of the Company Members have been "occurrence" policies and not "claims made" policies. All such policies and the coverage provided thereunder will continue to be in full force and effect through the Closing Date (but, except in the case of coverage under those policies owned solely by any of the Company Members, if any, the coverage provided to or for the Company Members thereunder may be canceled as of the Closing Date).

         2.3.20 Litigation and Claims. Except as set forth on Schedule 2.3.20 to the Disclosure Schedules, there is no litigation, action, suit, claim or proceeding (including arbitration proceedings) or investigation pending, in law or in equity, and there are no proceedings, reviews or governmental investigations before any commission or other administrative authority, pending or, to Seller's knowledge, threatened and no notice, citation, summons or order (including arbitration orders or awards) has been served upon and no penalty has been assessed against the Company, or any of their respective officers, directors or Affiliates, with respect to or affecting the present or former operations, business, products, sales practices or financial condition of any Company Member or with respect to or affecting the Shares or Seller's rights thereto which, if decided adversely to such member, would reasonably be expected to have a Material Adverse Effect or prevent the consummation of the transactions contemplated hereby.

         2.3.21 Compliance with Law. Except as set forth on Schedule 2.3.21 to the Disclosure Schedules, no Company Member is in violation of, or delinquent in respect to, any Requirements of Law to which the property, assets, personnel or business activities of the Company are subject. Except as set forth on Schedule
2.3.21 to the Disclosure Schedules, no investigation, review, inquiry or proceeding by any governmental body with respect to the Company Members is pending or, to the knowledge of Seller, threatened.

         2.3.22 Environmental Matters.

         (a) For the purpose of this Agreement:

             (i) "Contaminant" means any waste, pollutant, hazardous substance, contaminant extremely hazardous substance, hazardous material, toxic substance, or hazardous waste, as such terms are defined under any Environmental Laws, including, without limitation: (i) asbestos or asbestos-containing material;
(ii) polychlorinated biphenyls; (iii) any radioactive waste or material; or (iv) any petroleum or petroleum-derived substance or waste;

             (ii) "Environmental Laws" means any federal, provincial, state, local, or foreign law, rule or regulation, ordinance, code, permit, order, decree, common law or civil code principle or other binding determination of any governmental authority directed to, addressing or imposing liability or standards of conduct with respect to:

protection of the environment; Releases or threatened Releases of Contaminants into the environment; occupational and public safety and health; transportation of goods; or the manufacture, processing, distribution, use, treatment, storage, disposal, or handling of Contaminants, in each case as in effect as of the date hereof (including the reauthorization, reissuance, redesignation or renaming thereof). Environmental Laws include, without limitation, the Clean Air Act, as amended (42 U.S.C. 7401 et seq.); the Clean Water Act, as amended (33 U.S.C. 1251 et seq.); the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), as amended (42 U.S.C. 9601 et seq.); the Resource Conservation and Recovery Act of 1976, as amended (42 U.S.C. 6901 et seq.); the Toxic Substances Control Act, as amended (15 U.S.C. 2601 et seq.); the Federal Insecticide, Fungicide, and Rodenticide Act (7 U.S.C. 136 et seq.); the Occupational Health and Safety Act, as amended (29 U.S.C. 651 et seq.); the Hazardous Materials Transportation Act, as amended (49 U.S.C. 1801 et seq.); and any corresponding state statutes and any regulations adopted by the United States Environmental Protection Agency, the United States Occupational, Health and Safety Administration or the United States Department of Transportation or the states pursuant to any of the above;

             (iii) "Environmental Permits" means all material licenses, permits, registrations, governmental approvals, agreements and consents and other authorizations which are required under Environmental Laws to operate the Business as currently conducted;

             (iv) "Release" means release, spill, emission, leaking, pumping, injection, deposit (including the placement of contaminated media on or offsite for any purpose), disposal, discharge, dispersal, escape, leaching, or migration into or presence in the environment; and

             (v) "Remedial Action" means actions required under CERCLA or any other Environmental Laws to (i) clean up, remove, treat, remediate, or in any other way address Contaminants in the environment; (ii) prevent the Release or threatened Release or minimize the further Release of Contaminants; (iii) investigate and determine if a remedial response is needed and to design such a response; or (iv) perform post-remedial investigation, monitoring, operation, maintenance, and care relating thereto.

             (vi) "Seller's knowledge" means, for purposes of this Section, the actual knowledge as of the date hereof or as of the Closing Date (as the case may be) of James Anfield, Carolyn W. Merritt, Robert M. Van Patten, Donald D. Roberts, Michael Neal. and of Seller's and any Company Group Member's environmental, health and safety staff.

         (b) To Seller's knowledge and except as set forth in Schedule 2.3.22 of the Disclosure Schedules, (i) the Company Members hold and are in compliance with all Environmental Permits required under all applicable Environmental Laws as of the date hereof in connection with the Business, and all of such Environmental Permits are in full force and effect, except for such permits which the Company's failure to hold would not reasonably be expected to have a Material

Adverse Effect, and (ii) the Company Members are not and, for the past five years, have not been in violation of any Environmental Law, except for such violations which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect and except for such past violations which have been fully settled, corrected or otherwise resolved.

         (c) To Seller's knowledge and except as set forth in Schedule 2.3.22 of the Disclosure Schedules, no Real Estate or any other property for which Seller or any Company Member has or may have legal obligations is currently subject to any pending or threatened investigation by, order from or written agreement with any governmental entity or third party respecting: (i) any violation of any Environmental Law; (ii) any Remedial Action; or (iii) any claim of Damage arising from the Release or threatened Release of a Contaminant into the environment.

         (d) To Seller's knowledge and except as set forth in Schedule 2.3.22 of the Disclosure Schedules, neither Seller, with respect to the Company, nor any Company Member is a party to or subject to any pending or threatened judicial or administrative proceeding, order, judgment, decree, or settlement alleging a violation of or liability or obligation under any Environmental Law, the enforcement of which, the compliance with, or the ongoing obligations of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect, except such orders, judgments, decrees, or settlements as have been fully resolved according to the terms thereof.

         (e) To Seller's knowledge and except as set forth in Schedule 2.3.22 of the Disclosure Schedules, there have been no Releases or threatened Releases at any of the Real Property during the periods of time that such Real Property was owned or operated by Seller or the Company Members, except for such Releases or threatened Releases which, individually or in the aggregate, have not and would not reasonably be expected to have a Material Adverse Effect.

         (f) To Seller's knowledge and except as set forth in Schedule 2.3.22 of the Disclosure Schedules, the Real Estate is free from any underground storage tanks for which Remedial Action or Actions are required by any Environmental Law, except for such Remedial Actions which, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

         (g) To Seller's knowledge, Seller has provided Purchaser access to all environmental reports and data prepared by or on behalf of the Seller or any Company Member that disclose material environmental conditions or material violations of Environmental Law at the Real Estate.

         (h) Other than post-Closing filings under Environmental Permits that may be necessary to reflect the change of control of the Company contemplated hereby, neither the execution and delivery of this Agreement or any of the Seller Ancillary Documents or the consummation of any of the transactions contemplated hereby or thereby nor compliance with or fulfillment of the terms, conditions and provisions hereof or thereof will result in a breach of the terms, conditions or provisions of, or constitute a default (or an event which would, with the passage of time or the giving of notice or both, constitute a default), an event of default or an event creating rights of acceleration, termination or cancellation or a loss of rights under, or result in the creation or imposition of any

Encumbrance upon any of the Shares or any of the assets of the Company, under any Environmental Permit, other than any such breaches, defaults, rights or Encumbrances that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect or would not prevent the consummation of any of the transactions contemplated hereby.

                (i) This Section 2.3.22 (collectively, the "Environmental Representations and Warranties") contains the exclusive representations and warranties of Seller and IMC Global with regard to Environmental Laws, Environmental Permits and any other environmental matters in this Agreement.

         2.3.23 Real Estate. (a) One or more Company Members owns interests in real estate identified in Schedule 2.3.23 of the Disclosure Schedules (the "Owned Premises"). With respect to each such parcel of owned real property:

                (i) the applicable Company Member has good and marketable title to the parcel of real property, free and clear of any Encumbrance, easement, covenant or other restriction, except for Encumbrances, easements, covenants and other restrictions of record which do not affect materially and adversely the current use, occupancy or marketability of title, of the property subject thereto;

                (ii) there are no pending or, to the knowledge of the Seller, threatened condemnation, expropriation, eminent domain or other similar proceedings, lawsuits or administrative actions relating to the property which materially and adversely affect the current use or occupancy thereof;

                (iii) except as set forth in Schedule 2.3.23 of the Disclosure Schedules, there are no outstanding written or, to the knowledge of Seller, oral rights, agreements, options or rights of first refusal to purchase the parcel of real property, or any portion thereof or interest therein, which have been granted to any other person; and

                (iv) to the knowledge of Seller, there are not parties (other than the respective Company Member) in possession of or holding any rights to take possession of the parcel of real property, other than tenants under any leases disclosed in Schedule 2.3.23 of the Disclosure Schedules who are in possession of space to which they are entitled and other than any parties holding rights, the exercise of which would not materially and adversely affect the current use or occupancy of the real property subject thereto.

         (b) One or more Company Members leases or subleases interests in real estate identified in Schedule 2.3.23 of the Disclosure Schedules (the "Leased Premises"; and, together with the Owned Premises, the "Real Estate"). With respect to each such parcel of leased or subleased real property, except as set forth in Schedule 2.3.23 of the Disclosure Schedules, a Company Member is the lessee of each of the Leased Premises, and no party other than a Company Member has any right to possession, occupancy or use of any of the Leased Premises. A copy of each lease relating to the Leased Premises has been made available to Purchaser, together with all amendments and modifications thereto and subordination, attornment or non-disturbance agreements in respect thereof.

         2.3.24 Intellectual Property.

         (a) Each material (i) trademark, service mark, slogan, trade name, trade dress and the like (collectively, and together with the associated goodwill of each, "Trademarks") held by the Company exclusively in connection with the Business, including information regarding each registration and pending application to register any such Trademarks; (ii) patent on and pending application to patent any technology or design used exclusively in connection with the Business; (iii) registration of and application to register any copyright held by the Company exclusively in connection with the Business; and
(iv) license of rights in Trademarks, patents, copyrights, unpatented formulations and know-how, whether to or by any Company Member, is listed in
Schedule 2.3.24 of the Disclosure Schedules. The scheduled rights are referred to herein collectively as the "Intellectual Property."

         (b) To Seller's knowledge, the patents, Trademark registrations and copyright registrations for all Intellectual Property are valid and in full force, are held of record in the applicable Company Member's name free and clear of all Encumbrances (other than liens or imperfections which are not material in amount and do not materially detract from the value of or materially impair the existing use of the patents, Trademark registrations and copyright registrations affected by such lien or imperfection), and are not the subject of any outstanding injunction, judgment, order, decree, ruling or charge, or any pending or, to Seller's knowledge, threatened action, suit, investigation, charge, complaint, claim, demand or cancellation or reexamination proceedings or any other proceeding challenging their extent, validity, legality, enforceability, use or ownership of the item. All fees or other costs necessary for maintaining the same in full force and effect, including but not limited to maintenance fees, annuities and renewal fees, which are due and payable on or prior to the Closing Date have been paid. A Company Member is the applicant of record in all patent applications, and applications for Trademark and copyright registration for all Intellectual Property, and except as set forth in Schedule
2.3.24 of the Disclosure Schedules, to Seller's knowledge, no opposition, extension of time to oppose, interference, rejection, or refusal to register has been received in connection with any such application.

         (c) Schedule 2.3.24 of the Disclosure Schedules identifies each item of Intellectual Property that any third party owns (other than Seller) or licenses (including Seller) as licensee and that any of the Company Members uses pursuant to license, sublicense, agreement or permission. With respect to each item of Intellectual Property required to be so identified in the Disclosure Schedules, none of the Company Members has granted any sublicense or similar right with respect to the license, sublicense, agreement or permission.

         (d) None of the trade secrets, know-how, or other confidential or proprietary information of the Company Members has been disclosed to any person unless such disclosure was, in respect of the Business, made pursuant to a confidentiality agreement, except for any such disclosures which would not reasonably be expected to have a Material Adverse Effect.

         (e) The Company Members collectively own, license or have a right to use all material computer hardware, software and data processing systems used in connection with the operation of the Business (collectively, the "Company Member Software") which are listed in Schedule 2.3.24 of the Disclosure Schedules. There are no material malfunctions with respect to the Company Member Software as currently used by the Company Members. Except as set forth in Schedule 2.3.24 of the Disclosure Schedules, to the knowledge of Seller, Computer Member Software owned by the Company Members is capable of accurately processing, calculating, manipulating, storing, and exchanging date/time data from, into, and between the twentieth and twenty-first centuries, including, without limitation, the years 1999 and 2000 and any leap year calculations, provided that all other information technology used in combination with such Company Member Software properly exchanges date/time data with such Company Member Software.

         (f) (i) To Seller's knowledge, no other firm, corporation, association or person claims the right to use on or in connection with similar or closely related goods and in the United States, any mark which is identical or confusingly similar to any of the Trademarks; (ii) there are no pending or, to the knowledge of Seller, threatened claims of any third party (other than a licensor of Intellectual Property to a Company Member) asserting ownership rights in any of the Intellectual Property; (iii) there are no pending or, to the knowledge of Seller, threatened claims that the use by any Company Member of any Intellectual Property infringes any right of any third party; and (iv) to Seller's knowledge, no third party is infringing any of the rights of any Company Member in any of the Intellectual Property, in each case, except for matters not reasonably expected to have a Material Adverse Effect.

         (g) This Section 2.3.24 contains the exclusive representations and warranties of Seller and IMC Global with regard to the subject matter addressed herein. The preceding sentence shall, however, not be construed to limit Purchaser's ability to rely on the relevant provisions of Sections 2.3.12(a), 2.3.12(c), 2.3.12(k), 2.3.13(i) or 2.3.13(l).

         2.3.25 Finder's Fees. With the exception of J.P. Morgan Securities Inc. ("J.P. Morgan"), neither Seller nor any of their Affiliates nor the Company has dealt with any person, firm or entity entitled to a broker's commission, finder's fee, investment banker's fee or similar payment for arranging the transactions contemplated hereby or by the Ancillary Documents or introducing the parties to each other for which Purchaser or any Company Member could become liable or obliged.

         2.3.26 Assets

         (a) Sufficiency of Assets. Except as set forth in Schedule 2.3.26 of the Disclosure Schedules, the assets owned or leased by the Company Members or which the Company Members have a contractual right to use, together with the Company's Intellectual Property, include all of the assets used in or otherwise necessary for the conduct of the Business as currently conducted. Except as set forth in Schedule 2.3.26 of the Disclosure Schedules, the Assets are in good condition and repair in all material respects, subject to normal wear and tear. To the knowledge of Seller, no additional assets, including following the Closing, additional Intellectual Property, accounts receivable or fixed assets, will be necessary in order to operate the Business on a stand-alone basis as currently operated.

         (b) Assets of Affiliates. Schedule 2.3.26 of the Disclosure Schedules sets forth a description of all services provided by IMC Global, Seller or any of their Affiliates with respect to the Business utilizing either (i) assets not included in the Assets or (ii) employees other than the Employees and the manner in which the costs of providing such services have been allocated to the Business.

         (c) Inventory. The inventory of each of the Company Members is of a quality and quantity which is usable or saleable in the ordinary course of its business consistent with the Company Member's past experience and practice, except to the extent of the reserve for inventory writedown reflected in the Interim Financial Statements. Since the Interim Financial Statement date, the inventory of the Company Members has been replenished in a normal and customary manner consistent with past practices. Except as set forth in Schedule 2.3.26 of the Disclosure Schedule, no inventory is held on consignment by or for the Company Members.

         2.3.27 Product Warranty. Except as set forth in Schedule 2.3.27 of the Disclosure Schedules, none of the Company Members has made written (or, to the knowledge of Seller, oral) warranties with respect to the quality or absence of defects of its products which it has sold and which are in force as of the date hereof.

         2.3.28 Top Customers and Suppliers. Schedule 2.3.28 of the Disclosure Schedules sets forth a complete and correct list of the top 10 customers and top 10 suppliers by dollar volume of the Company Members, taken as a whole, during the fiscal year ended December 31, 1997. Except as set forth in Schedule 2.3.28 of the Disclosure Schedules and except in the ordinary course, to the knowledge of the Seller none of such customers or suppliers intends to cease doing business with any of the Company Members or to significantly reduce the general level of business it is currently doing with the Company Members.

         2.3.29 No Undisclosed Liabilities. Except for liabilities and obligations (a) set forth in the consolidated balance sheet (including notes thereto) included in the Interim Financial Statements, (b) described or identified in Schedule 2.3.29 of the Disclosure Schedules, (c) reflected in the 1998 Financials (including Indebtedness) or (d) incurred in the ordinary course of business since the Interim Financial Statement Date and reflected as a liability on the books of account of the Company Members, the Company Members are not subject to any indebtedness, obligation or liability (contingent or otherwise). Notwithstanding the foregoing, no representation and warranty is made pursuant to this Section 2.3.29 with respect to any matter that is specifically addressed by another representation or warranty contained in this
Section 2.3 or any certificate delivered pursuant hereto.

         2.3.30 Limitation on Warranties. Each of IMC Global and Seller makes no representations or warranties except as set forth herein or in any certificate delivered pursuant hereto. Purchaser acknowledges that it has conducted an independent investigation of the financial condition, assets, liabilities, properties and projected operations of the Company (including with respect to environmental matters) in making its determination as to the propriety of the transaction contemplated by this Agreement, and in entering into this Agreement, has relied solely on the results of said investigation and on the representations and warranties of Seller expressly contained in this Agreement. Seller shall be deemed to have made a misrepresentation with respect to or breach of the representations and warranties in this Agreement with respect to any tax matter, employee benefit matter, environmental matter or intellectual property matter only if such matter breaches Section 2.3.11 (in the case of tax matters), 2.3.16 (in the case of employee benefit matters), 2.3.22 (in the case of environmental matters) or 2.3.24 (intellectual property matters) of this Agreement, respectively (it being understood that the other representations and warranties in this Agreement shall not apply to such matters).

         2.3.31 Definition of Knowledge. Except as otherwise provided herein, for the purposes of this Agreement, the knowledge of Seller shall be deemed to be limited to (and the phrases "Seller's knowledge", "knowledge of Seller" or words of similar import mean) the actual knowledge as of the date hereof or as of the Closing Date (as the case may be) of, Albert Allen, James Anfield, James Bausch, Ken Carter, Paul Collins, Joel Dunbar, Larry Graham, Carolyn Merritt, Mike Neal, Don Roberts, Robert Van Patten, Lynn White and Gerard Winterbottom.

                                  ARTICLE III
                          Conduct Prior to the Closing

     3.1 General. IMC Global, Seller and Purchaser shall have the rights and obligations with respect to the period between the date hereof and the Closing Date which are set forth in the remainder of this Article III.

     3.2 Obligations of Seller and IMC Global. The following are the joint and several obligations of IMC Global and Seller:

         3.2.1 Seller shall cause the Company to give to Purchaser's officers, employees, and other authorized representatives and financing sources reasonable access during normal business hours to all of the properties (subject to Sections 3.3.1 and 3.3.2), books, Returns, contracts, documents, insurance policies, records and personnel of or with respect to the Company or Seller that relate to the Business and shall furnish to Purchaser and such persons as Purchaser shall designate to Seller such documents and copies of documents and all information as Purchaser or such persons may at any time and from time to time. In furtherance of the foregoing, Seller shall, and shall cause each of the Company Members to, provide Purchaser and its financing sources and their respective agents and representatives with full access to any and all of its management personnel, accountants, representatives, premises, properties, contracts, commitments, books, records and other information during regular Business hours, and shall furnish such financial and operating data, projections, forecasts, business plans, strategic plans and other data relating to the Business as Purchaser and its financing sources and its agents and representatives shall reasonably request; provided, however, that IMC Global and Seller shall not be required to violate any obligation of confidentiality to which IMC Global, Seller or any Company Member is subject or to waive any privilege which any of them may possess in discharging their obligations pursuant to this Section 3.2.1. Seller shall use its reasonable best efforts to cause the officers, employees, consultants agents, accountants and attorneys to cooperate fully with Purchaser, its financing sources, agents and representatives in connection with the financing of the transactions contemplated hereby, including the preparation of any offering documents related thereto. Purchaser agrees that such investigation shall be conducted in such a manner as not to interfere unreasonably with the operations of the Company, IMC Global or Seller.

         3.2.2 IMC Global and Seller shall use reasonable efforts (and Purchaser shall cooperate with IMC Global and Seller) to cause the Company to obtain the approvals, authorizations, exemptions, waivers and consents to the consummation of the transactions contemplated hereby under or with respect to (a) each contract, lease, agreement, Permit, Environmental Permit, and other instrument and (b) each foreign, federal, state or local governmental approval, in each case, which is enumerated in Exhibit B attached hereto (collectively, the "Material Consents"); provided, however, that such action shall not include any requirement of IMC Global, Seller, any of their Affiliates or the Company to expend money, commence or participate in any litigation or offer or grant any accommodation (financial or otherwise) to any third party.

         3.2.3 Seller shall cause the Company to carry on the Business in the ordinary course of business, except as expressly permitted by this Agreement.

         3.2.4 Seller shall give prompt written notice to Purchaser in the event its representations and warranties are discovered to be untrue as of the time made or in the event Seller determines that such representations and warranties shall be untrue as if made at and as of the Closing Date. Except as set forth in
Section 9.4, no disclosure by Seller pursuant to this Section 3.2.4 shall be deemed to amend or supplement the Disclosure Schedules or to cure any misrepresentation or breach of warranty.

         3.2.5 Without the prior written consent of Purchaser, Seller shall cause the Company Members not to, other than in the ordinary course of business or as set forth in Schedule 3.2.4 of the Disclosure Schedules:

               (a) amend their respective certificates or articles of incorporation or by-laws, partnership agreements or other organizational documents;

               (b) make any change in the authorized capital stock of any Company Member or issue any shares of stock of any class or issue or become a party to any subscriptions, warrants, rights, options, convertible securities or other agreements or commitments of any character relating to the issued or unissued capital stock of any Company Member, or to other equity securities of any Company Member, or grant any stock appreciation or similar rights;

               (c) institute any material increase or otherwise materially change the compensation payable to or to become payable to any employee, officer or agent of any Company Member;

               (d) incur or commit to incur any capital expenditures not set forth in Schedule 3.2.4(d) of the Disclosure Schedules or not included with the Company's capital spending plan for its current fiscal year in excess of $2,500,000 in the aggregate;

               (e) sell, transfer or otherwise dispose of any asset or property (including sales or transfers to Affiliates), except (i) for sales of inventory and for transfers of cash in payment of the liabilities of any Company Member, and (ii) the transactions described on Schedule 3.2.5(e) of the Disclosure Schedules (the "Unrelated Assets and Liabilities Transfers") which transactions shall occur concurrent with the Closing through dividend or otherwise;

               (f) enter into any lease, contract or commitment which, if taken prior to the date hereof, would be required to be disclosed in Schedule
         2.3.13 of the Disclosure Schedules;

               (g) take any action or omit to take any action which will result in a violation of any applicable law which, if taken prior to the date hereof, would be required to be disclosed in Schedule 2.3.21 of the Disclosure Schedules;

               (h) prepay any material obligation which, if taken prior to the date hereof, would be required to be disclosed in Schedule 2.3.12 of the Disclosure Schedules; or

               (i) borrow any money;

               (j) take any action to change accounting policies or procedures (including procedures with respect to revenue recognition, payments of accounts payable and collection of accounts receivable) except as required by GAAP; or

               (k) enter into any agreement to do any of the foregoing.

     3.3 Purchaser's Obligations. The following are the obligations of
Purchaser:

         3.3.1 Purchaser shall comply with the obligations of the proposed stockholder of Purchaser under that certain letter agreement, dated June 8, 1998, between such proposed stockholder and J.P. Morgan, as agent for IMC Global (the "Confidentiality Letter"), and shall use its reasonable best efforts to cause Royster-Clark, Inc. ("Royster-Clark") to comply with Royster-Clark's obligations under that certain letter agreement, dated June 30, 1998, between Royster-Clark and J.P. Morgan, as agent for IMC Global.

         3.3.2 Purchaser shall comply with the obligations of the proposed stockholder referred to Section 3.3.1 and Royster-Clark under that certain Environmental Joint Defense Agreement dated August 17, 1998 among such proposed stockholder, Royster-Clark and AgriBusiness (the "Joint Defense Agreement"). In addition, subject to Requirements of Law, Purchaser shall not, without Seller's written consent, disclose the contents or the existence of any of the Phase I and Phase II environmental assessments conducted by Purchaser with respect to the Business to any person other than Seller and its representatives. Purchaser shall not conduct any such investigation or testing without Seller's specific prior written consent and without giving Seller or its representatives a reasonable opportunity to be present at the time of any such investigation or testing.

         3.3.3 At or prior to Closing, Purchaser shall (i) obtain letters of credit in replacement of the letters of credit of Seller or any Affiliate set forth in Schedule 3.3.3 of the Disclosure Schedules (the "Guaranties"), which shall be in such form and from such financial institutions satisfactory to the holder of such Guaranty, and (ii) cause Seller or such Affiliate to be fully released, as of the Closing Date, in respect of all obligations under such Guarantees.

     3.4 Joint Obligations. The following shall apply with equal force to IMC Global and Seller, jointly and severally, and to Purchaser:

         3.4.1 Subject to the terms and conditions of this Agreement, each of the parties hereto shall use all reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby and by the Ancillary Documents as soon as practicable. Each of the parties hereto shall use all reasonable efforts to cause the termination or the reduction of the face amount of certain letters of credit obtained by or on behalf of one or more Company Members related to expired insurance policies of the Business.

         3.4.2 As promptly as practicable after the date hereof, Purchaser and Seller shall file with the Federal Trade Commission and the Antitrust Division of the Department of Justice the notifications and other information required to be filed under the HSR Act with respect to the transactions contemplated hereby. Each party warrants that all such filings by it will be, as of the date filed, true and accurate in all material respects and in material compliance with the requirements of the HSR Act and any such rules and regulations. Each of Purchaser and Seller agrees to make available to the other such information as each of them may reasonably request relative to its business, assets and property as may be required of each of them to file any additional information requested by such agencies under the HSR Act.

                                   ARTICLE IV
                              Conditions to Closing

     4.1 Conditions to Obligations of IMC Global and Seller. The obligations of IMC Global and Seller to close the transactions contemplated hereby and by the Ancillary Documents is subject to the fulfillment or, if permitted by applicable law, waiver by IMC Global and Seller of all of the following conditions on or prior to the Closing Date:

         4.1.1 The representations and warranties made by Purchaser shall be true and correct on the Closing Date as if originally made on and as of the Closing Date (except to the extent that they expressly relate to an earlier date), except for changes therein permitted by this Agreement or resulting from any transaction consented to in writing by Seller or any transaction permitted by this Agreement and other than breaches of representations and warranties which are not reasonably expected to have a Material Adverse Effect.

         4.1.2 There shall not have been any breach by Purchaser in the performance of any of its covenants and agreements herein which shall not have been remedied or cured (it being understood that Purchaser shall be given a reasonable opportunity to remedy or cure any such breach), other than breaches which are not reasonably expected to have a Material Adverse Effect.

         4.1.3 The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

         4.1.4 No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation.

         4.1.5 Seller and its Affiliates shall have been released from liability with respect to each of the Guaranties, all in accordance with Section 3.3.3.

     4.2 Conditions to Purchaser's Obligations. The obligation of Purchaser to close the transactions contemplated hereby and by the Ancillary Documents is subject to the fulfillment or, if permitted by applicable law, waiver by Purchaser of all of the following conditions on or prior to the Closing Date:

         4.2.1 Each of the representations and warranties made in Section 2.3
(i) that is qualified as to materiality shall be true on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date and (ii) that is not qualified with respect to materiality shall be true in all material respects on and as of the Closing Date with the same effect as though made or given on and as of the Closing Date, except, in any case, for changes therein specifically permitted by this Agreement or as expressly consented to in writing by Purchaser or resulting from any transaction permitted by this Agreement and other than breaches of representations and warranties (except any representation or warranty in Section 2.3.1, Section 2.3.3, Section 2.3.4 and
Section 2.3.8) that are not, individually or in the aggregate, reasonably expected to have a Material Adverse Effect.

         4.2.2 There shall not have been any breach by Seller in the performance of any of its covenants and agreements herein which shall not have been remedied or cured (it being understood that Seller shall be given a reasonable opportunity to remedy or cure any such breach), other than breaches which are not reasonably expected to have a Material Adverse Effect (without giving effect to any limitation as to "materiality" or "Material Adverse Effect" as set forth therein).

         4.2.3 The waiting period under the HSR Act shall have expired or been terminated, and no injunction or restraining order shall have been issued by any court of competent jurisdiction and be in effect which restrains or prohibits any material transaction contemplated hereby.

         4.2.4 The Seller or one of the Company Members shall have procured all Material Consents.

         4.2.5 No action, suit or proceeding shall be pending before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect materially and adversely the right of Purchaser to own the Company Members' Shares and to control the Company Members, (D) affect materially and adversely the right of the Company Members (taken as a whole) to own their assets and to operate their businesses (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) or (E) otherwise would reasonably be expected to have a Material Adverse Effect on the Company Members.

         4.2.6 Seller shall have delivered to Purchaser audited consolidated financial statements for the Business complying with the requirements of Regulation S-X promulgated under the Securities Act of 1933 as of and for the 12-month period ended December 31, 1998 (the "1998 Financials").

         4.2.7 The 1998 Financials shall (i) be generally consistent in all material respects with the financial statements attached as Exhibit C hereto,
(ii) not reflect any material changes in liabilities, net sales or operating income before income, taxes, depreciation and amortization from the financial statements attached as Exhibit C hereto and (ii) not contain any material disclosures in the footnotes thereto not set forth in (a) the Financial Statements or (b) disclosed in any of the Schedules hereto.

         4.2.8 Purchaser shall have received the Debt Financing contemplated by, and on substantially the same terms and conditions set forth in, the Commitment Letter; provided, however, that, if the terms of the Debt Financing are changed pursuant to the ninth paragraph of the Commitment Letter, such changed terms shall have been reasonably acceptable to Purchaser; and provided, further, that this condition shall be unavailable to Purchaser if the Debt Financing is not received primarily by reason of Purchaser's failure to receive (i) the Equity Financing or (ii) adequate assurances regarding the future receipt of the Equity Financing.

                                   ARTICLE V
                                     Closing

     5.1 Form of Documents. At the Closing, the parties shall deliver the documents, and shall perform the acts, which are set forth in this Article V.

     5.2 Purchaser's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 4.2, Purchaser shall execute and/or deliver to IMC Global and Seller all of the following:

         5.2.1 The Note, duly executed by Purchaser, in the aggregate principal amount equal to $150,000,000.

         5.2.2 The Estimated Purchase Price less the aggregate principal amount of the Note by wire transfer of immediately available funds.

         5.2.3 A certified copy of Purchaser's charter and by-laws.

         5.2.4 A certificate of good standing of Purchaser, issued not earlier than twenty 20 days prior to the Closing Date by the Secretary of State of Delaware.

         5.2.5 An incumbency certificate with respect to the officers of Purchaser executing this Agreement, and any Purchaser Ancillary Document delivered hereunder, on behalf of Purchaser.

         5.2.6 A certified copy of resolutions of Purchaser's board of directors, authorizing the execution, delivery and performance of this Agreement, and any other document delivered by Purchaser hereunder.

         5.2.7 A closing certificate executed by the President of Purchaser (or any other authorized officer of Purchaser), on behalf of Purchaser, as to the matters described in Sections 4.1.1 and 4.1.2 and stating that all documents to be executed and delivered by Purchaser at the Closing have been executed and delivered by duly authorized officers of Purchaser.

         5.2.8 Documents suitable for filing to change the name of AgriBusiness and IMC Nitrogen to names that do not contain any reference to "IMC"; provided, that Seller may, at its option, satisfy this condition by changing the name of AgriBusiness and IMC Nitrogen to names (which do not contain reference to "IMC") which shall be provided to Seller by Purchaser at least five days prior to the Closing Date.

         5.2.9 A legal opinion in the form attached hereto as Exhibit D.

     5.3 IMC Global's and Seller's Deliveries. Subject to the fulfillment or waiver of the conditions set forth in Sections 4.1, IMC Global and Seller shall execute or deliver to Purchaser all of the following:

         5.3.1 Certified copies of the charter and by-laws of IMC Global, Seller, AgriBusiness, Hutson and IMC Nitrogen.

         5.3.2 Certificates of good standing of IMC Global, Seller, AgriBusiness and IMC Nitrogen issued not earlier than 20 days prior to the Closing Date by the Secretary of State of Delaware, and of Hutson issued not earlier than 20 days prior to the Closing Date by the Secretary of State of Kentucky.

         5.3.3 Certificates representing all outstanding shares of stock of AgriBusiness, Hutson and IMC Nitrogen, in each case duly endorsed in blank or with duly executed stock powers attached.

         5.3.4 A closing certificate executed by the President of IMC Global (or any other authorized officer of IMC Global), on behalf of IMC Global and Seller, as to the matters described in Section 4.2.1 and 4.2.2. and stating that all documents to be executed by Seller or the Company and delivered at the Closing have been executed and delivered by duly authorized officers of Seller, the Company or an Affiliate of Seller (as the case may be);

         5.3.5 The written resignations, effective as of the Closing Date, of the directors and officers of AgriBusiness, Hutson and IMC Nitrogen.

         5.3.6 The minute books and stock records of AgriBusiness, Hutson, IMC Nitrogen and the Subsidiaries.

         5.3.7 A legal opinion in the form attached hereto as Exhibit E.

         5.3.8 An incumbency certificate with respect to the officers of Seller and IMC executing this Agreement, and any Seller Ancillary Document delivered hereunder, on behalf of Seller or IMC.

     5.4 Other Transactions Occurring at the Closing. In addition to the deliveries to be made at the Closing pursuant to Sections 5.2 and 5.3:

         5.4.1 Seller and the Company shall complete the Unrelated Asset and Liabilities Transfers.

         5.4.2 Each Company Member will enter into a release in a form attached hereto as Exhibit F, whereby such Company Member will irrevocably discharge and forever release IMC Global, Seller and their respective shareholders, directors, officers and employees (in their capacities as shareholders, directors, officers and employees of each of Seller and such Company Member) from any and all liabilities, obligations, actions, causes of action, claims or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date, other than those claims arising from this Agreement or the Ancillary Documents or reflected on the Closing Balance Sheet.

         5.4.3 Seller will enter into a release in a form attached hereto as Exhibit G, whereby Seller will irrevocably discharge and forever release each Company Member and their respective shareholders, directors, officers and employees (in their capacities as shareholders, directors, officers and employees of each of Seller and such Company Member) from any and all liabilities, obligations, actions, causes of action, claims or other matters, whether known or unknown, arising or accruing on or prior to the Closing Date, other than those claims arising from this Agreement or the Ancillary Documents or reflected on the Closing Balance Sheet.

         5.4.4 The Company, IMC Kalium Ltd. and IMC-Agrico Company will enter into a Supply Agreement in the form attached as Exhibit H hereto (the "Supply Agreement).

         5.4.5 The Company and IMC-Agrico Company will enter into a Warehousing Agreement in the form attached as Exhibit I hereto (the "Phosphate Warehousing Agreement").

         5.4.6 The Company and IMC Kalium Ltd. will enter into a Warehousing Agreement in the form attached as Exhibit J hereto (the "Potash Warehousing Agreement" and, together with the Phosphate Warehousing Agreement, collectively, the "Warehousing Agreements" or, individually, a "Warehousing Agreement").

                                   ARTICLE VI
                             Post-Closing Agreements

     6.1 Post-Closing Agreements. From and after the Closing, the parties shall have the respective rights and obligations which are set forth in the remainder of this Article VI.

     6.2 Inspection of Records.

         (a) For a period of seven years after the Closing Date, IMC Global, Seller and their representatives shall have reasonable access to all of the books and records of the Company to the extent that such access may reasonably be required by IMC Global and Seller in connection with matters relating to or affected by the operations of the Company prior to the Closing Date. Such access shall be afforded by Purchaser upon receipt of reasonable advance notice and during normal business hours. IMC Global and Seller shall be solely responsible for any costs or expenses incurred by such party pursuant to this Section 6.2(a). If Purchaser or the Company shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, Purchaser shall, prior to such disposition, give IMC Global and Seller a reasonable opportunity, at Seller' expense, to segregate and remove such books and records as such party may select.

         (b) For a period of seven years after the Closing Date, Purchaser and its representatives shall have reasonable access to all of the books and records relating to the Company which IMC Global, Seller or any of their Affiliates may retain after the Closing Date. Such access shall be afforded by IMC Global, Seller and their Affiliates upon receipt of reasonable advance notice and during normal business hours. Purchaser shall be solely responsible for any costs and expenses incurred by it pursuant to this Section 6.2(b). If IMC Global, Seller or any of their Affiliates shall desire to dispose of any of such books and records prior to the expiration of such seven-year period, such persons shall, prior to such disposition, give Purchaser a reasonable opportunity, at Purchaser's expense, to segregate and remove such books and records as Purchaser may select.

     6.3 Confidentiality. From and after the Closing, IMC Global and Seller shall, and shall cause their subsidiaries, employees and agents to, keep confidential and not disclose to any other person or use for their own benefit or the benefit of any other person, any information regarding the business and affairs of the Company Members. The obligation of IMC Global and Seller under this Section 6.3 shall not apply to information which: (i) is or becomes generally available to the public without breach of the commitment provided for in this Section 6.3; (ii) was otherwise available to IMC Global and Seller or any of their Affiliates on a non-confidential basis; (iii) was independently developed by IMC Global, Seller or any Affiliate of Seller as demonstrated by written or other tangible evidence in existence prior to the date hereof (other than in connection with Seller's ownership and operation of the Business); (iv) is currently being used by any Affiliate of IMC Global or Seller as demonstrated by written or other tangible evidence in existence prior to the date hereof (other than in connection with Seller's ownership and operation of the Business); or (v) is required to be disclosed by law, order or regulation of a court or tribunal or government or disclosures necessary to implement the provisions of this Agreement or to comply with the accounting and Securities Exchange Commission disclosure obligations or the rules of any stock exchange or over-the-counter market; provided, however, that, in the case of clause (v) above, IMC

Global and Seller shall provide Purchaser as much advance notice of the possibility of such disclosure as practical so Purchaser may attempt to stop such disclosure or obtain a protective order concerning such disclosure.

     6.4 Use of Trademarks. IMC Global and Seller are not conveying ownership rights or granting Purchaser or the Company a license to use any of the tradenames or trademarks of IMC Global or any Affiliate of IMC Global and, after the Closing, Purchaser shall not permit the Company or any Affiliate of the Company to use in any manner the names or marks of IMC Global or any Affiliate of IMC Global or any word that is similar in sound or appearance to such names or marks; provided, however, IMC Global grants to Purchaser and each Company Member for a period of 90 days (180 days in respect of signage) following the Closing Date, a non-exclusive, non-transferrable, fully-paid and royalty-free license to use the "IMC" name and logo set forth on Schedule 6.4 of the Disclosure Schedules (the "Mark") in the Business, as such Business is conducted as of the Closing Date, in connection with the transition of the names used by the Business to new names. Notwithstanding the foregoing, Purchaser and the Company shall use reasonable efforts to change all references to the Mark used by the Company as soon as practicable following the Closing Date, and shall make clear in all correspondence and communications made by Purchaser, the Company and the Business that the Company is no longer owned by Seller or IMC Global. Purchaser agrees that the products and services the Company offers in connection with the Mark during the term of the license granted above shall be of a comparable quality to those currently being offered by Seller and IMC Global in connection with the Mark. Purchaser agrees that Seller's remedies at law for any breach or threat of breach by Purchaser of the provisions of this Section 6.4 will be inadequate, and that Seller shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section 6.4 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Seller may be entitled at law or equity.

     6.5 Further Assurances. The parties shall execute such further documents, and perform such further acts, as may be reasonably necessary to transfer and convey the Shares to Purchaser, on the terms herein contained, and to otherwise comply with the terms of this Agreement and consummate the transactions contemplated hereby and by the Ancillary Documents.

     6.6 Non-Competition; Non-Solicitation.

         6.6.1 In consideration of the benefits of this Agreement to Seller and in order to induce Purchaser to enter into this Agreement, each of IMC Global and Seller, jointly and severally, hereby covenants and agrees that from and after the Closing and until the third anniversary of the Closing Date, it shall not, and shall cause its subsidiaries not to, directly or indirectly, as a partner, stockholder, director, consultant, joint venturer, investor or in any other capacity, engage in, or own, manage, operate or control, or participate in the ownership, management, operation or control of, any business or entity which engages anywhere in the United States of America in (x) the sale of crop production inputs and services at retail or (y) the sale of the crop production inputs set forth in Schedule 6.6.1 at wholesale (a "Competing Business"); provided, however, that nothing herein shall prohibit IMC Global, Seller or any of their subsidiaries from (i) owning not more than 5.0% of any class of securities of a publicly traded entity in a Competing Business, (ii) acquiring and following such acquisition, actively engaging in, any business enterprise partially engaged in a Competing

Business, so long as not more than 20% of the fair market value of such business, as determined in good faith by the Board of Directors of IMC Global and certified to Purchaser by an officer of IMC Global, is attributable to such Competing Business, (iii) acquiring, and following such acquisition, actively engaging in, any business enterprise partially engaged in a Competing Business, provided that if more than 20% of the fair market value of such business, as determined in good faith by the Board of Directors of IMC Global and certified to Purchaser by an officer of IMC Global, is attributable to such Competing Business, then such business shall divest itself of the subsidiary, division, group, franchise or segment which engages in such Competing Business as soon as practicable after the date of such acquisition, and provided, further, that with respect to any purchase intended to be accounted for as a pooling of interests under GAAP or treated for federal income tax purposes as a tax-free reorganization, no such divestiture shall be required until, in the reasonable opinion of the acquiror, such divestiture would no longer endanger the accounting of such acquisition as a pooling of interests under GAAP or the treatment for federal income tax purposes of such acquisition as a tax-free reorganization, or (iv) engaging in any activity or services of the type currently being performed by IMC Global, Seller and their Affiliates (other than any Company Member).

         6.6.2 From the date hereof until the third anniversary of the Closing Date, each of IMC Global and Seller, jointly and severally, shall not, and shall cause its subsidiaries and representatives not to, without prior written approval of Purchaser, directly or indirectly, solicit for employment any current officer, senior manager, general manager, sales or technical employee of the Company; provided, however, that the foregoing shall not prevent IMC Global, Seller or any of their Affiliates from hiring any such person (i) who contacts the IMC Global, Seller or their Affiliates on his or her own initiative without solicitation from any of IMC Global, Seller or their Affiliates, (ii) in connection with general employment advertisements published in magazines, journals, newspapers and other publications that are not targeted at the Company or any of the Company's employees or (iii) who has been discharged by the Company prior to any such solicitation.

         6.6.3 IMC Global and Seller acknowledge that given the nature of the Business the covenants contained in this Section 6.6 contain reasonable limitations as to time, geographic area and scope of activity to be restrained, and do not impose a greater restraint than is necessary to protect and preserve for the benefit of Purchaser the goodwill of the company and to protect the legitimate business interests of the Company. If, however, this Section 6.6 is determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too long a period of time or over too large a geographic area or by reason of its being too extensive in any other respect or for any other reason it will be interpreted to extend only over the longest period of time for which it may be enforceable and/or over the largest geographic area as to which it may be enforceable and/or to the maximum extent in all other aspects as to which it may be enforceable, all as determined by such court and in such action.

         6.6.4 IMC Global and Seller agree that Purchaser's remedies at law for any breach or threat of breach by IMC Global or Seller of the provisions of this
Section 6.6 will be inadequate, and that Purchaser shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section
6.6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at law or equity. In the event of litigation regarding this Section 6.6, the prevailing party in such litigation shall, in addition to any other remedies that prevailing party may obtain in such litigation, be entitled to recover from the other party all reasonable legal fees and out-of-pocket expenses incurred by such party in enforcing or defending its rights hereunder.

     6.7 Tax Matters.

         6.7.1 Tax Sharing Agreement. IMC Global, Seller and each Company Member shall cause any tax sharing agreements, arrangements or practices between any Company Member and IMC Global or any Affiliate of IMC Global (collectively, the "Tax Sharing Agreement") to be terminated as of the day before the Closing Date as it pertains to each Company Member, and the obligations of the parties, IMC Global and its Affiliates with respect to Taxes shall be governed exclusively by this Agreement.

         6.7.2 Filing of Returns.

         (a) For all taxable periods of the Company Members ending on or prior to the Closing Date, the parties shall cause the Company Members to join in IMC Global's consolidated federal income Returns and, in jurisdictions requiring or permitting combined reporting with IMC Global or any of its Affiliates, to join in combined Returns for such jurisdictions, in accordance with current practices, and Seller shall cause the Taxes shown on such Returns to be paid.

         (b) Seller shall cause the Company Members to file all other Returns for taxable periods ending on or before the Closing Date and all Returns (other than income Tax Returns) on which the Unrelated Assets and Liabilities Transfers are required to be reported, and Seller shall pay all Taxes attributable to such periods and events. Purchaser shall make available to Seller such books and records of the Company as are reasonably necessary for Seller to prepare such Returns. Purchaser shall have the right to review such Returns prior to filing and Purchaser shall cause an authorized officer of the Company Members to execute such Returns, provided such Returns have been prepared in accordance with applicable law.

         (c) Purchaser shall cause the Company Members to file all Returns for their taxable periods ending after the Closing Date. Purchaser shall cause the Taxes shown on such Returns to be paid, subject to being reimbursed by Seller for any Taxes attributable to the portion of any Straddle Period which precedes or includes the Closing Date.

All Returns referred to in this Section 6.7.2 shall be filed in a timely manner and in proper form. Purchaser shall prepare and provide Seller with copies of each Return (or the relevant portions thereof) reflecting any obligations of Seller with respect to any taxable period of any Company Member which begins before and ends after the Closing Date (a "Straddle Period") at least 30 days prior to the due date for filing such Return, and Seller shall have the right to review and to grant or withhold approval of such Returns (which approval shall not unreasonably be withheld) prior to the filing thereof. Seller shall reimburse Purchaser for Taxes attributable to the portion of any Straddle Period that precedes the Closing Date, as determined under the principles set forth in
Section 6.7.3. Seller shall make such reimbursement payment to Purchaser no later than the date the return for any such Straddle Period is due. Purchaser and Seller shall attempt in good faith mutually to resolve any disagreements regarding such Returns prior to the due date for filing thereof. None of Purchaser or any Affiliate of Purchaser shall (or shall cause or permit any Company Member to) amend, refile or otherwise modify (or grant an extension of any statute of limitation with respect to) any Tax Return relating in whole or in part to any Company Member with respect to any taxable year or period or portion of a period ending on or before the Closing Date without the prior written consent of Seller, which consent shall not be unreasonably withheld.

         6.7.3 Allocations Relating to Taxes. Taxes shall be allocated between Seller and Purchaser as follows:

         (a) For federal income Tax purposes, the taxable year of the Company Members shall end as of the close of the Closing Date and, with respect to all other Taxes, Seller and Purchaser shall, unless prohibited by applicable law, close the taxable period of the Company Members as of the close of the Closing Date. Neither Seller nor Purchaser shall take any position inconsistent with the preceding sentence on any Return.

         (b) Any allocation of income or deductions required to determine any Taxes attributable to the various portions of any taxable period shall be made by means of an interim closing of the books and records of the Company Members as of the close of the applicable date, provided that exemptions, allowances, deductions (including depreciation and amortization deductions), and any Taxes (such as property, sales or similar Taxes) that are calculated on an annual or periodic basis shall be allocated pro rata among the days in such taxable period. Any disagreements regarding the allocations shall be promptly resolved in an arbitration conducted by the Arbitrating Accountant, whose decision shall be binding on the parties and whose fees shall be borne equally by Seller and Purchaser.

         (c) Any transaction occurring outside the ordinary course of business and not caused by Seller or its Affiliates on the Closing Date after the Closing, except with respect to any Section 338(h)(10) Election, shall be treated as occurring on the day following the Closing Date. Purchaser shall not, and shall not permit any Company Member to, engage in any transaction out of the ordinary course of business or to make any election (other than a Section 338(h)(10) Election) that, after the Closing, would cause additional income to be realized or recognized for income Tax purposes by any Company Member on the Closing Date.

         6.7.4 Tax Indemnity.

         (a) Seller shall pay and shall indemnify and hold Purchaser, the Company Members and their Affiliates harmless against: (i) any Tax liability of any Company Member that is attributable to any Tax period or portion of a Straddle Period ending on or before the Closing Date; (ii) any Tax liability resulting from the application of Treas. Reg. section 1.1502-6 (or comparable provision of state, local or foreign law), of IMC Global and the members of its consolidated return group (collectively, the "Seller Group," which shall not include any Company Member following the Closing Date), or of any other consolidated group of which any Company Member was a member prior to the Closing Date; and (iii) any Tax liability attributable to the Unrelated Assets and Liabilities Transfers.

         (b) Purchaser shall pay and shall indemnify and hold Seller and its Affiliates harmless against any Tax liability of any Company Member that is attributable to any taxable period or portion of a Straddle Period beginning on or after the Closing Date or that is attributable to any transaction occurring outside the ordinary course of business and not caused by Seller or its Affiliates on the Closing Date after the Closing, other than Taxes arising on account of any Section 338(h)(10) Election.

         (c) This Section 6.7.4 shall be applied in accordance with the indemnification procedures of Section 7.7 to the extent possible.

         6.7.5 Refunds and Credits. Seller shall be entitled to any refunds or credits of any Taxes of the Company Members allocable to periods ending on or before the Closing Date. Purchaser shall be entitled to any refunds or credits of any Taxes of the Company Members for periods beginning after the Closing Date. Refunds and credits allocable to periods beginning before and ending after the Closing Date shall be equitably divided between the parties in accordance with the principles in this Section 6.7.

         6.7.6 Section 338(h)(10) Election; Price Allocation. With respect to the acquisition of the Company Members:

         (a) At the election of Purchaser, Purchaser and the Seller Group shall make an election under Section 338(h)(10) of the Code and the Treasury Regulations promulgated thereunder (and any comparable election under state, local or foreign Tax law) for each Company Member designated by Purchaser for which such election is permissible (a "Section 338(h)(10) Election"). The parties shall report, in connection with the determination of income, franchise or other Taxes measured by net income, the transactions being undertaken pursuant to this Agreement in a manner consistent with each Section 338(h)(10) Election, if any;

         (b) If any Section 338(h)(10) Election is made, the following procedures shall apply. Purchaser, Seller and the Company shall cooperate fully with each other in the making of each Section 338(h)(10) Election. In particular, and not by way of limitation, in order to effect a Section 338(h)(10) Election, Purchaser shall, and Seller shall cause IMC Global to, jointly execute necessary copies of Internal Revenue Service Form 8023 and all attachments required to be filed therewith pursuant to applicable Treasury regulations. Purchaser, no later than 150 days after the Closing Date, shall provide Seller with a valuation statement reflecting, as of the Closing Date, the fair market values of all of the assets and the amount of the liabilities and obligations of each Company Member for which an election has been made, with a determination of "modified aggregate deemed sale price" (as determined in accordance with Treas. Reg. section 1.338(h)(10)-1(f)) for the assets of each affected Company Member and an allocation of the "modified aggregate deemed sale price" among the assets of each affected Company Member. If a Section 338(h)(10) Election is not made for a Company Member, Purchaser, no later than 150 days after the Closing Date, shall provide Seller with a valuation statement reflecting an allocation of a portion of the Purchase Price to the stock of such Company Member. Subject to the following provisions of this paragraph (b), Purchaser shall, and Seller shall cause IMC Global to, file and shall cause members of their respective affiliated groups (within the meaning of Section 1504 of the Code or any similar group defined under a similar provision of state, local or foreign law) to file, all Returns and statements, forms and schedules in connection therewith in a manner consistent with such valuations, determinations and allocations and shall take no position contrary thereto unless required to do so by applicable Tax laws. Seller shall have the right to review any appraisal upon which such valuations are based and to grant or reasonably withhold approval of such valuations and any such forms and schedules relating to such valuations, prior to the filing of such Returns, statements, forms and schedules. Any disputes regarding the valuation statement or the preparation, execution or filing of the forms and documents required in connection with making any Section 338(h)(10) Election shall be resolved in an arbitration to be conducted by the Arbitrating Accountant, whose fees shall be borne equally by Seller and Purchaser. Each of the parties to this Agreement shall be bound by the decision of the Arbitrating Accountant rendered in such arbitration. To the extent permitted by state, local or foreign Tax laws, the principles of this Section 6.7.6(b) shall also apply with respect to a Section 338(h)(10) Election under state, local or foreign law.

         (c) The parties agree that a violation of this Section 6.7.6 is a proper subject of injunctive relief.

         6.7.7 Transfer Taxes. Notwithstanding anything herein to the contrary, Purchaser and Seller shall each pay, and shall indemnify the other party and its Affiliates against, fifty percent of any real property transfer Tax, sales Tax, use Tax, stamp Tax, stock transfer Tax, or other similar Tax imposed on the transactions contemplated by this Agreement, provided, however, that Seller shall be solely responsible for and shall indemnify Purchaser and its Affiliates against all Transfer Taxes attributable to the Unrelated Assets and Liabilities Transfers.

         6.7.8 Contest Provisions. Purchaser shall promptly, but in no event later than 10 days after receipt, notify Seller in writing upon receipt by Purchaser, any of its Affiliates, any Company Member or any Subsidiary of notice of any pending or threatened federal, state, local or foreign Tax audits, examinations or assessments which might affect the Tax liabilities for which Seller may be liable pursuant to this Agreement.

         Seller shall have the sole right to represent each Company Member and each Subsidiary's interests in any Tax audit or administrative or court proceeding relating to taxable periods ending on or before the Closing Date or otherwise relating to Taxes for which Seller may be liable pursuant to this Agreement, and to employ counsel of its choice at its expense. In the case of a period beginning before and ending after the Closing Date, Seller shall be entitled to participate at its expense in any Tax audit or administrative or court proceeding relating (in whole or in part) to Taxes attributable to the portion of such period ending on and including the Closing Date and, with the written consent of Purchaser and at Seller's sole expense, may assume the entire control of such audit or proceeding. None of Purchaser, any of its Affiliates, any Company Member or any Subsidiary may settle any Tax claim for any Taxes for which Seller may be liable pursuant to this Agreement, without the prior written consent of Seller, which consent may not be unreasonably withheld.

         From the date hereof, Seller shall not make or terminate any Tax election, settle or compromise any Tax dispute, or enter into any closing agreement if such action would materially increase the Taxes of any Company Member for any taxable period after the Closing Date without the prior written consent of Purchaser, which consent may not be unreasonably withheld.

     6.8 Agreement to Defend and Indemnify. Without prejudicing its right to indemnification under Article VII hereof, Purchaser acknowledges and accepts as contract rights (and agrees to cause each Company Member to honor in accordance with their terms) the provisions of each Company Member's charter and/or by-laws or other organizational documents as in effect on the date hereof with respect to indemnification of officers, directors, employees and agents of each Company Member (collectively, "Indemnified Persons") (including provisions relating to contribution, advancement of expenses and the like), and agrees that, for a period of six years after the Closing Date, the indemnity provisions of the charter and by-laws or other organizational documents of each Company Member, to the extent such Company Member is still in existence, shall not be modified or amended except as required by law, unless such modification or amendment expands the rights of the Indemnified Persons to indemnification (including with respect to contribution, advancement of expenses and the like).

     6.9 Employee Benefits.

         6.9.1 Future Benefits. During the 180-day period immediately following the Closing, Purchaser shall cause to be provided to each of the employees who were employed by the Company immediately prior to the Closing and continue or terminate employment with the Company or Purchaser or any of their Affiliates (an "Employee," and collectively, the "Employees") benefits no less favorable in the aggregate than the benefits (including Employee Benefit Plans, vacation pay, holiday pay, sick pay, salary continuation, fringe benefits and other benefit plans or arrangements) that were being provided by the Company to similarly situated employees during the first calendar quarter of 1997. During the 180-day period immediately following the Closing, Purchaser shall cause to be provided to each of the Employees compensation (including base salary, incentive pay and bonuses) no less favorable in the aggregate than the compensation provided to the Employee by the Company immediately prior to the Closing Date. During the one-year period immediately following the Closing, Purchaser shall cause to be maintained for each Employee whose employment with the Company or Purchaser or any of their Affiliates is terminated after the Closing (other than the Employees who are parties to the Severance Agreements listed on Schedule 6.9.4 of the Disclosure Schedule) severance which is no less favorable than under the severance guidelines of the Company as applied to the class of employees of which such Employee is a part on the date hereof.

         6.9.2 Welfare Benefits. To the extent such claims and liabilities are reflected on the Closing Balance Sheet, Purchaser shall cause Seller to be reimbursed for all claims and liabilities under the Welfare Plans maintained by IMC Global and its Affiliates and attributable to Employees and their spouses and dependents, which have not been paid as of the Closing Date. Effective on the Closing Date, Purchaser shall provide group health plan coverage (including retiree medical benefits, if any) to the Employees and cause Employees and their dependents to be provided with group health plan coverage without any waiting period and without any exclusion or limitation with respect to any pre-existing condition within the meaning of Section 4980B(f)(2)(B)(iv)(1) of the Code. Purchaser shall be responsible for satisfying COBRA continuation of coverage rights pursuant to Section 4980B of the Code or Part 6 of Title I of ERISA with respect to each individual who was an employee of the Company or a spouse or dependent of any such employee with respect to any qualifying event occurring on or after the Closing Date.

         6.9.3 Service Credit. Purchaser shall cause service with the Company, Seller or IMC Global or any of their Affiliates (or their respective predecessors) prior to the Closing Date and not otherwise excluded under the terms of any of Seller's Employee Benefit Plans to be treated as service for all benefit plans and arrangements described in Section 6.9.1 for all purposes under such benefit plans and arrangements, including for purposes of pre-existing conditions limitations, waiting period and vesting requirements and, to the extent such amounts are reflected on the Closing Balance Sheet, shall cause all benefits accrued by any Employee under any Employee Benefit Plan or other benefit plan or arrangement prior to the Closing Date to be provided to such Employee; provided, however, that this Section 6.9.3 shall not require credit for any prior service be given for benefit accrual purposes under any defined benefit pension plan established on or after the Closing Date or result in a duplication of benefits.

         6.9.4 Specific Assumption of Severance Agreements. Effective on the Closing, Purchaser expressly and unconditionally assumes and agrees to perform the obligations under the Severance Agreements listed on Schedule 6.9.4 of the Disclosure Schedules. Notwithstanding the foregoing, in respect of the Severance Agreement attached as Exhibit K hereto, as the same exists on the Closing Date (the "Executive Severance Agreement"), IMC Global and Seller, jointly and severally, agree to reimburse Purchaser for 50% of any Severance Benefits (as defined in the Executive Severance Agreement) paid by Purchaser as a result of the termination by the Executive (as so defined) of such Executive's employment during the 180 days after the Closing Date.

         6.9.5 Assumption of Retirement Plans for Certain Union Employees. Effective as of the Closing, Purchaser shall assume sponsorship and be substituted for IMC Global Operations Inc. ("IMC Ops") under Retirement Plan for Hourly Employees of IMC Ops represented by Local #14981, United Steelworkers of America at Americus, Georgia; Retirement Plan for Hourly Employees of IMC Ops represented by Local #233, International Chemical Workers Union (Florence); Retirement Plan for Hourly Employees of IMC Global Ops at the Mulberry Rainbow Plant Represented by Local #35, International Chemical Workers Union; Retirement Plan for Hourly Employees of IMC Global Ops represented by Local #899, International Chemical Workers Union (Tifton); Retirement Plan for Hourly Employees of IMC Global Ops represented by Local #774, International Chemical Workers Union (Tupelo) and shall assume all of IMC Ops' rights, duties and obligations with respect to such plans.

         6.9.6 Transfer of Plan Account Balances. As soon as reasonably practicable after the Closing Date, Purchaser shall establish one or more defined contribution plans (the "Purchaser Account Plan") effective as of the Closing Date. Purchaser Account Plan shall, concurrently with, and to the extent of, receipt of assets as hereinafter provided, assume the account balances in the IMC Global Inc. Profit Sharing and Savings Plan and the Savings Plan for Union Hourly Employees of IMC Ops (collectively, "IMC Plan") as of the date of transfer of each person ("Plan Employee") who:

               (a) was at any time a participant in the IMC Plan; and

               (b) was employed by the Company on the Closing Date.

As soon as reasonably practicable following the Closing Date, Seller shall cause the IMC Plan to transfer to the Purchaser Account Plan an aggregate amount equal to the account balances of Plan Employees valued as of the most recent accounting date prior to the date of transfer ("Transferred Accounts"). Seller shall cause the transfer to the Purchaser Account Plan, either in cash, in-kind assets or a combination of cash and in-kind assets, as agreed to by Seller and Purchaser. Purchaser shall establish a trust or other funding entity for the purpose of receiving such assets from the IMC Plan. Such transfers of assets shall be made only after Purchaser and Seller have supplied each other with reasonable assurance that the Purchaser Account Plan in Purchaser's case, and the IMC Plan in Seller's case is a qualified plan meeting the requirements of
Section 401(a) of the Code. Purchaser and Seller shall each ensure that the transfer set forth above shall comply with provisions of Code Sections 411(d)(6) and 414(1) and Section 204(h) and 208 of ERISA.

         6.9.7 Non-Prohibition on Termination of Employment. Nothing in this
Section 6.9 shall prevent Purchaser, the Company or their Affiliates from terminating the employment of any Employee at anytime.

     6.10 Registration and Legend. Purchaser agrees and understands that the Shares have not been, and will not be, registered under the Securities Act or the securities laws of any state and that the Shares may be sold or disposed of only in one or more transactions registered under the Securities Act and applicable state securities laws or as to which an exemption from the registration requirements of the Securities Act and applicable state securities laws is available. Purchaser acknowledges and agrees that no person has any right to require Seller to cause the registration of any of the Shares. The certificates representing the Shares shall contain a legend similar to the following and other legends necessary or appropriate under applicable state securities laws:

          THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 (THE "ACT") OR ANY STATE SECURITIES LAWS AND MAY NOT BE SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF UNLESS A REGISTRATION STATEMENT UNDER THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS WITH RESPECT TO SUCH SHARES IS EFFECTIVE OR UNLESS THE COMPANY IS IN RECEIPT OF AN OPINION OF COUNSEL SATISFACTORY TO IT TO THE EFFECT THAT SUCH SHARES MAY BE SOLD WITHOUT REGISTRATION UNDER THE ACT AND SUCH LAWS.

                                  ARTICLE VII
                                 Indemnification

     7.1 General. From and after the Closing, the parties shall indemnify each other as provided in this Article VII. All payments made by Purchaser or Seller, as the case may be, under this Article VII shall be treated as adjustments to the Purchase Price for all Tax purposes.

     7.2 Certain Definitions. As used in this Agreement, the following terms shall have the indicated meanings:

         7.2.1 "Damages" shall mean all losses, damages (including, with respect to Environmental Claims, costs of Remedial Actions), awards, fines, penalties, deficiencies, judgments, costs, expenses and fees (including reasonable attorneys' fees, accountants' fees, court costs and all other reasonable expenses incurred in investigating or defending any litigation or proceeding, commenced or threatened), resulting from, arising out of or incident to any of the indemnifiable items in this Article VII. Damages, however, shall be net of:
(i) any federal, state, or local income tax benefits actually realized by the Indemnified Party as a result of the matter for which indemnification is sought offset by any additional tax burden actually suffered by the Indemnified Party as a result of the matter giving rise to indemnification; provided that no Indemnified Party shall be required solely for the purpose of realizing a benefit to take any tax position that could have an adverse effect on such Indemnified Party if taken; and provided, further, that the Indemnified Party shall not be required to disclose its (or its Affiliates) tax returns, work papers or other information with respect to the preparation of such returns, but shall be required to disclose the foregoing only to a nationally recognized accounting firm that agrees to disclose only its conclusions to the Indemnifying Party that accrues to or is realized by the Indemnified Party in respect of the matter for which a claim is asserted; (ii) any proceeds received by the Indemnified Party from any separate indemnification or contribution from or against any person or entity; and (iii) insurance proceeds or coverage pursuant to any insurance (including title insurance) held by the Indemnified Party or its Affiliates and covering the event for which indemnification is sought or insurance proceeds recovered from any other person or entity by the Indemnifiable Party (less any costs, expenses, premium increases or taxes incurred in connection therewith).

         7.2.2 "Environmental Claim" shall mean any Third Party Claim arising under any Environmental Law; provided that Environmental Claims shall not include any enforcement actions by any government agency following the Closing Date with respect to, or related to compliance of the Business on or prior to the Closing Date with "process safety management regulations" (as defined under 29 C.F.R. 1910.119) ("Process Safety Management Claims") or state or federal laws or regulations concerning the transportation of hazardous materials ("Transportation Claims").

         7.2.3 "Indemnified Party" shall mean, with respect to a particular matter, a party hereto seeking indemnification from another party hereto pursuant to this Article VII.

         7.2.4 "Indemnifying Party" shall mean, with respect to a particular matter, a party against whom indemnification under this Article VII is sought by an Indemnified Party.

         7.2.5 "Third Party Claim" shall mean any claim, action, suit, proceeding, investigation, judicial or administrative order, or like matter which is asserted, requested or threatened by, or initiated at the request of, a person other than the parties hereto and their Affiliates, their successors and permitted assigns, against any Indemnified Party.

     7.3 IMC Global's and Seller's Indemnification Obligations. IMC Global and Seller shall, jointly and severally, indemnify, defend and hold harmless Purchaser, each Company Member, the officers, directors, shareholders, employees and Affiliates thereof and their successors and permitted assigns (each referred to in this Agreement as a "Purchaser Indemnitee" and, collectively, the "Purchaser Indemnitees") against and from all Damages sustained or incurred, by any Purchaser Indemnitee, as a result of or arising out of:

         7.3.1 any inaccuracy in or breach of any representation and warranty made by IMC Global or Seller in Section 2.3 or in any Seller Ancillary Document (other than the Supply Agreement or any Warehousing Agreement) delivered to Purchaser in connection herewith (other than any representation and warranty made with respect to the Environmental Representations and Warranties or Section 2.3.29);

         7.3.2 any breach by IMC Global or Seller of, or failure of IMC Global or Seller to comply with any of the covenants or obligations under this Agreement or in any Seller Ancillary Document (other than the Supply Agreement or any Warehousing Agreement) to be performed by IMC Global or Seller;

         7.3.3 any inaccuracy in or breach of any of the Environmental Representations and Warranties, whether made pursuant to this Agreement or in the certificate delivered to Purchaser pursuant to Section 5.3.4;

         7.3.4 any Environmental Claim solely to the extent that such Environmental Claim is associated with, arises from, or relates to (a) conditions existing prior to the Closing Date on the Real Estate, (b) conditions existing prior to the Closing Date on real estate (other than the Real Estate) formerly owned, leased or operated by any Company Member or any of their predecessors, (c) the operation of the Business or the operation of the businesses of any Company Member predecessor prior to the Closing Date or (d) the offsite disposal, transportation, recycling or Release or threatened Release of any Contaminants as a result of the Company Members' operations, or those of their predecessors, before the Closing Date, in each case, including Environmental Claims for a Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Real Estate before the Closing Date (whether or not such Environmental Claim also constitutes a breach of the Environmental Representations and Warranties); provided that Purchaser's activities (including communications), other than those activities required by Environmental Law, have not directly or indirectly triggered or caused to be ripened such Environmental Claim (it being understood that Purchaser Indemnitees' right to indemnification under this Section 7.3.4 shall not be nullified or limited by Purchaser Indemnitees' compliance with Environmental Laws, including the conduct of investigations, in connection with facility operations, expansion or closure activities or the sale of the Business or other reasonable, good faith activities in connection with the operation of the Business in the ordinary course);

         7.3.5 any Process Safety Management Claim or Transportation Claim solely to the extent that (i) Damages from such claim consist of monetary fines or penalties levied by a government agency and (ii) such claim is associated with, arises from, or relates to operation of the Business prior to the Closing Date; or

         7.3.6 the assets or liabilities transferred in the Unrelated Asset and Liability Transfer; or

         7.3.7 any inaccuracy in or breach of any representation or warranty made by IMC Global or Seller in Section 2.3.29 or in respect thereof under the certificate delivered to Purchaser pursuant to Section 5.3.4.

         7.3.8 Notwithstanding the foregoing provisions of this Section 7.3:

               (a) IMC Global and Seller shall be required to indemnify and hold harmless Purchaser Indemnitees pursuant to Sections 7.3.1 and 7.3.2 only to the extent that the aggregate amount of Damages incurred by Purchaser Indemnitees pursuant to Sections 7.3.1 or 7.3.2 exceeds $4,000,000 (it being understood that such $4,000,000 shall constitute a "deductible" for which IMC Global and Seller bear no indemnification responsibility and that such "deductible" shall be separate from and independent of any other such "deductible" set forth in this Agreement).

               (b) IMC Global and Seller shall be required to indemnify and hold harmless Purchaser Indemnitees pursuant to Sections 7.3.3, 7.3.4 and
         7.3.5 only to the extent that the aggregate amount of Damages incurred by Purchaser Indemnitees pursuant to Sections 7.3.3, 7.3.4 or 7.3.5 exceeds $4,500,000 (it being understood that such $4,500,000 shall constitute a "deductible" for which IMC Global and Seller bear no indemnification responsibility and that such "deductible" shall be separate from and independent of any other such deductible set forth in this Agreement).

               (c) IMC Global and Seller shall be required to indemnify and hold harmless Purchaser Indemnitees pursuant to Section 7.3.7 only to the extent that Damages incurred by Purchaser Indemnitees related to each individual claim or series of related claims pursuant to Section 7.3.7 exceeds $100,000 (it being understood that such $100,000 shall constitute a "deductible" for which IMC Global and Seller bear no indemnification responsibility and that such "deductible" shall be separate from and independent of any other such deductible set forth in this Agreement).

               (d) IMC Global and Seller shall be required to indemnify and hold harmless Purchaser Indemnitees under this Section 7.3 only to the extent that the aggregate amount required to be paid by IMC Global and Seller pursuant to this Section 7.3 does not exceed 10% of the Purchase Price.

               (e) Notwithstanding the foregoing the limitations contained in clauses (a), (b), (c) and (d) of this Section 7.3.8 shall not apply to any Damages: (i) sustained or incurred by any Purchaser Indemnitee as a result of or arising out of any breach of any representation or warranty in Section 2.3.1, Section 2.3.3, Section 2.3.4, Section 2.3.8 or Section 2.3.11; (ii) sustained or incurred by any Purchaser Indemnitee as a result of or arising out of any breach of or failure to comply with any covenant or obligation in Articles I, VII, VI or IX or Section 5.4.1; (iii) subject to indemnification pursuant to Section 7.3.6; or (iv) resulting or arising from an intentional or willful breach by IMC Global or Seller of any representation or warranty in Section 2.3 or any covenant under this Agreement or any Seller Ancillary Agreement (other than the Supply Agreement or any Warehousing Agreement) which would constitute common law fraud.

     7.4 Survival of IMC Global's and Seller's Indemnification Obligations. The indemnification provided for in Section 7.3 shall terminate 18 months after the Closing Date (and no claims shall be made by any Purchaser Indemnitee under this Section 7.3 thereafter), except that the indemnification by IMC Global and Seller shall continue as to:

          (i) the covenants of IMC Global and Seller set forth in Article I or
     Article VI shall survive for the periods of time set forth therein or, if no period of time is set forth, such covenants shall survive indefinitely;

          (ii) claims for indemnification for breaches of representations and warranties set forth in Section 2.3.1, Section 2.3.3, Section 2.3.4,
     Section 2.3.8, Section 2.3.11 and Section 2.3.16 which survive until the expiration of the applicable statute of limitations;

          (iii) claims for indemnification under Sections 7.3.3, 7.3.4(a), 7.3.4(c) and 7.3.5 which shall survive until the fifth anniversary of the Closing Date;

          (iv) claims for indemnification under Sections 7.3.4(b), 7.3.4(d) and
     7.3.6 which shall survive indefinitely; and

          (v) any Damages of which any Purchaser Indemnitee has notified IMC Global and Seller in accordance with the requirements of Section 7.7 on or prior to the date such indemnification would otherwise terminate in accordance with this Section 7.4, as to which the obligation of IMC Global and Seller shall continue until the liability of IMC Global and Seller shall have been determined pursuant to this Article VII, and IMC Global and Seller shall have reimbursed all Purchaser Indemnitees for the full amount of such Damages that are payable in accordance with this Article VII.

     7.5 Limitation on Seller's Indemnification Obligations. In addition to the other applicable limitations on Seller's indemnification obligations set forth elsewhere in this Article VII, Seller shall not be required to indemnify and hold harmless Purchaser Indemnitees under Section 7.3 to the extent and in the dollar amount such matter is the subject of a specific reserve set forth in the Closing Balance Sheet as a current liability. In the event that Seller is conducting any defense against a Third Party Claim for which Purchaser has sought indemnification under Section 7.3, expenses incurred by Seller in connection therewith, including legal costs and expenses, shall constitute Purchaser Indemnitee Damages for purposes of determining the maximum aggregate amount to be paid by Seller pursuant to Section 7.3.

     7.6 Purchaser's Indemnification Covenants. Purchaser shall indemnify, defend and hold harmless Seller, its Affiliates and their respective officers, directors, shareholders, employees and successors and assigns (individually, a "Seller Indemnitee" and, collectively, the "Seller Indemnitees"), against and from all Damages sustained or incurred by any Seller Indemnitee as a result of or arising out of or by virtue of:

         7.6.1 any inaccuracy in or breach of any representation and warranty made by Purchaser to Seller herein or in any Purchaser Ancillary Document delivered (other than the Supply Agreement or any Warehousing Agreement) delivered to Seller in connection herewith, unless Seller had knowledge of such inaccuracy or breach as of the Closing Date;

         7.6.2 any breach by Purchaser of, or failure by Purchaser to comply with, any of the covenants or obligations under this Agreement or any Purchaser Ancillary Document (other than the Supply Agreement or any Warehousing Agreement) to be performed by Purchaser, unless Seller had knowledge of such breach or failure as of the Closing Date; or

         7.6.3 any Environmental Claim solely to the extent that such Environmental Claim is associated with, arises from or relates to (a) conditions arising on the Real Estate on or after the Closing Date, (b) the operation of the Company on or after the Closing Date or (c) the off-site disposal or Release of any Contaminants on or after the Closing Date, in each case, including Environmental Claims for a Release or threatened Release of any Contaminant on, in, at, to, beneath or from the Real Estate on or after the Closing Date.

     7.7 Indemnification Procedures.

         7.7.1 An Indemnified Party shall give prompt written notice to the Indemnifying Party of the assertion of any claim for indemnification (a "Claim Notice"). Notice shall set forth, with reasonable specificity, the facts and circumstances of any such claim for indemnification or Third Party Claim and the grounds for which indemnification is sought and shall include in such Claim Notice (if then known) the amount or the method of computation of the amount of such claim, and a reference to the provision of this Agreement or any other agreement, document or instrument executed hereunder or in connection herewith upon which such claim is based; provided, however, that a Claim Notice in respect of any action at law or suit in equity by or against a third Person as to which indemnification will be sought shall be subject to the provisions of Sections 7.7.3.

         7.7.2 After the giving of any Claim Notice, the amount of indemnification to which an Indemnified Party shall be entitled under this
Article VII shall be determined: (i) by the written agreement between the Indemnified Party and the Indemnifying Party; (ii) by a final judgment or decree of any court of competent jurisdiction; or (iii) by any other means to which the Indemnified Party and the Indemnifying Party shall agree. The judgment or decree of a court shall be deemed final when the time for appeal, if any, shall have expired and no appeal shall have been taken or when all appeals taken shall have been finally determined. The Indemnified Party shall have the burden of proof in establishing the amount of Damages suffered by it.

         7.7.3 (a) In order for a party to be entitled to any indemnification provided for under this Agreement in respect of, arising out of or involving a Third Party Claim, the Indemnified

Party must notify the Indemnifying Party in writing, and in reasonable detail, of the Third Party Claim within 20 days after receipt by such Indemnified Party of written notice of the Third Party Claim. Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, within 10 business days after the Indemnified Party's receipt thereof, copies of all notices and documents (including court papers) received by the Indemnifying Party relating to the Third Party Claim. Notwithstanding the foregoing, should a party be physically served with a complaint with regard to a Third Party Claim, the Indemnified Party must notify the Indemnifying Party with a copy of the complaint within 10 business days after receipt thereof and shall deliver to the Indemnifying Party within seven business days after the receipt of such complaint copies of notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim. Failure to notify the Indemnifying Party shall not relieve the Indemnifying Party of its indemnity obligation, except to the extent the Indemnifying Party is actually prejudiced in its defense of the action by such failure. Subject to attorney-client privilege, the parties hereto agree to cooperate fully with each other in connection with the defense, negotiation or settlement of any such legal proceeding, claim or demand. Except as hereinafter provided in this Section 7.7, the Indemnified Party shall not, and the Indemnifying Party shall, have the right using counsel reasonably acceptable to the Indemnified Party to contest, defend, litigate or settle any such Third Party Claim which involves (and continues to involve) solely monetary damages; provided that the Indemnifying Party shall have notified the Indemnified Party in writing of its intention to do so within 90 days of the Indemnified Party having given notice of the Third Party Claim to the Indemnifying Party and provided further that (i) the Indemnifying Party expressly agrees in such notice to the Indemnified Party that, if the Third Party Claim is adversely determined, the Indemnifying Party shall have an obligation to indemnify against such Third Party Claim; (ii) the defense of such Third Party Claim by the Indemnifying Party will not, in the reasonable opinion of the Indemnified Party, reasonably be likely to have a Material Adverse Effect; and (iii) the Indemnifying Party shall diligently address the Third Party Claim (the conditions set forth in clauses (i), (ii) and (iii) being collectively referred to as the "Litigation Conditions"). The Indemnified Party shall have the right to participate in, and to be represented by counsel at its own expense, in any such contest, defense, litigation or settlement conducted by the Indemnifying Party, provided that the Indemnified Party shall be entitled to reimbursement therefor if the Indemnifying Party shall lose its right to contest, defend, litigate and settle the Third Party Claim.

         (b) The Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle the Third Party Claim if the Indemnified Party shall give written notice to the Indemnifying Party of any objection thereto based upon the Litigation Conditions. The Indemnifying Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, enter into any compromise or settlement which commits the Indemnified Party to take, or to forbear to take, any action or which does not provide for a complete release by such third party of the Indemnified Party without the prior written consent of the Indemnified Party (which consent shall not be unreasonably withheld or delayed). Notwithstanding the foregoing, the Indemnified Party shall have the right to pay, settle or compromise any such Third Party Claim, provided that, in such event, the Indemnified Party shall waive any right to indemnity therefor.

         (c) If an Indemnified Party is entitled to indemnification against a Third Party Claim, and the Indemnifying Party fails to accept a tender of, or assume the defense of, a Third Party Claim pursuant to this Section 7.2, or if, in accordance with Section 7.2.3(b), the Indemnifying Party shall not be entitled, or shall lose its right, to contest, defend, litigate and settle such a Third Party Claim or if such Third Party Claim involves equitable or other non-monetary relief, the Indemnified Party shall have the right to contest, defend and litigate such Third Party Claim; provided that the Indemnifying Party shall have the right to participate in, and to be represented by counsel (at its own expense) in any such contest, defense, litigation or settlement conducted by the Indemnified Party. The Indemnified Party, if it shall have assumed the defense of any Third Party Claim as provided in this Agreement, shall not consent to a settlement of, or the entry of any judgment arising from, any such Third Party Claim, enter into any compromise or settlement which commits the Indemnifying Party to take, or to forbear to take, any action (other than the payment of money) without the prior written consent of the Indemnifying Party (which consent shall not be unreasonably withheld or delayed).

         7.7.4 In any case where an Indemnified Party recovers from third Persons any amount in respect of a matter with respect to which an Indemnifying Party has indemnified it pursuant to this Article VII, such Indemnified Party shall promptly pay over to the Indemnifying Party the amount so recovered (after deducting therefrom the full amount of the expenses incurred by it in procuring such recovery), but not in excess of the sum of (i) any amount previously so paid by the Indemnifying Party to or on behalf of the Indemnified Party in respect of such matter and (ii) any amount expended by the Indemnifying Party in pursuing or defending any claim arising out of such matter.

     7.8 Cooperation on Environmental Claims.

         7.8.1 Purchaser's Rights to Remedial Action. In addition to the provisions of Section 7.7, if any claim for indemnification is sought against IMC Global or Seller with respect to any Environmental Claim, the resolution of which involves or includes Remedial Action at Real Estate owned, leased, or operated by Purchaser at the time such Remedial Action is to be conducted, Purchaser may, in its discretion, elect to assume full control over any Remedial Action in connection with any such claim. Upon such election, Purchaser shall:
(i) after Seller gives reasonable notice, permit representatives of Seller (including advisors and consultants) to visit and inspect from time to time any properties to which the Environmental Claim relates; (ii) after Seller gives reasonable notice, allow Seller to enter on such properties from time to time for the purpose of conducting such environmental tests as Seller may reasonably desire with respect to the Environmental Claim; all during normal business hours and at Seller's expense; and (iii) prior to submission to any government agency, provide Seller with a reasonable opportunity to review and approve, which approval shall not be unreasonably withheld, all proposals, reports, submissions, data, correspondence, or other documents. Purchaser may, at its discretion, elect to allow Seller to assume full control over Remedial Action upon providing written notice to Seller of such election and upon providing Seller with sufficient opportunity to assume such control. In the event that Purchaser shall refuse to cooperate as set forth in this Section 7.8.1 and
Section 7.8.2 with respect to the taking of a Remedial Action with respect to an Environmental Claim, Seller shall have no further liability to Purchaser with respect to the Environmental Claim.

         7.8.2 Seller's Rights to Remedial Action. If Purchaser elects to allow Seller to assume full control over Remedial Actions pursuant to Section 7.8.1, Purchaser shall: (i) provide Seller with access to the Real Estate at all reasonable times to enable Seller to perform such Remedial Action; provided that unless required by a final government order, Seller shall not undertake a Remedial Action or other action in settlement of a claim that would materially and adversely affect Purchaser's or the Company's operations at the Real Estate unless consented to by Purchaser; (ii) furnish Seller with such relevant records, information, reports, studies, data, and cost estimates in Purchaser's or the Company's possession; and (iii) attend such conferences, proceedings, hearings, trials, or appeals regarding any Remedial Action or any Environmental Claim as Seller shall reasonably request with sufficient advance notice. For any Seller performed Remedial Actions, Seller shall: (i) provide Purchaser with reasonable advance notice to allow Purchaser to attend any conferences, proceedings, hearings, trials, or appeals regarding any Remedial Action; and
(ii) prior to submission to any government agency, provide Purchaser with a reasonable opportunity to review and approve, which approval shall not be unreasonably withheld, all proposals, reports, submissions, data, correspondence, or other documents.

         7.8.3 Minimization of Remedial Action Costs and Disruption of Operation. Seller and Purchaser Indemnitees agree to use their best efforts to minimize costs of Remedial Actions and minimize disruption of operations with respect to Environmental Claims, and, in deciding among various alternative courses of remedial action, due consideration shall be given to minimization of costs and the minimization of interference with the ongoing operations and to the prompt resolution of the Environmental Claim; provided, however, that if any Remedial Action subject to indemnification hereunder is reasonably expected to have a Material Adverse Effect, Seller shall compensate Purchaser and/or the Company Members therefor. Purchaser will make available its employees at each site and equipment and other fixed assets purchased hereunder and located at such site to assist in the remediation work to the extent such employees and equipment are reasonably capable of doing such work and permitted to do so under Environmental Law; provided, however, that no such employee shall be required to assist in the remediation effort if to do so will materially diminish such employee's availability to perform and be utilized for such employee's normal job purpose or would otherwise materially interfere with Purchaser's operations.

     7.9 Mitigation. Each of the parties agrees to take all reasonable steps (taking into account the nature of the event or condition, and the other demands on the time and attention of the officers of each respective party) to mitigate their respective Damages upon and after becoming aware of any event or condition which could reasonably be expected to give rise to any Damages that are indemnifiable hereunder; provided that such mitigation shall not interfere with or disrupt in any material respect the business or operations of a party.

     7.10 Indemnification Exclusive Remedy. Except to the extent remedies cannot be waived as a matter of law and except for injunctive relief pursuant to Sections 6.4, 6.6 or 6.7.6(c), if the Closing occurs, indemnification pursuant to the provisions of this Article VII shall be the exclusive remedy of the parties for any misrepresentation or breach of any representation, warranty, agreement or covenant contained herein or in any Ancillary Document (other than the Supply Agreement or any Warehousing Agreement) (it being understood that, without limiting the generality of the foregoing, (a) no action in tort or strict liability may be maintained by any Indemnified Party, (b) the only action which may be asserted by any Indemnified Party with respect to any Environmental Claim shall be a contract action to enforce, or to recover Damages pursuant to, this Article VII, and (c) each of IMC, Seller and Purchaser, for itself and the other Purchaser Indemnitees or Seller Indemnitees, as the case may be, hereby waives any and all statutory rights, including rights of contribution or indemnification that any of them might otherwise be entitled to under any federal, state or local law (including Environmental Laws (including CERCLA)).

                                  ARTICLE VIII
                        Effect of Termination/Proceeding

     8.1 General. The parties shall have the rights and remedies with respect to the termination and/or enforcement of this Agreement which are set forth in this
Article VIII.

     8.2 Right to Terminate. Anything to the contrary herein notwithstanding, this Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

         8.2.1 by the mutual written consent of Purchaser and Seller;

         8.2.2 by prompt notice given in accordance with Section 9.3, by either of such parties if the Closing shall not have occurred at or before 11:59 p.m. on March 31, 1999 (the "Drop-Deal Date"); provided, however, that, by prompt notice given in accordance with Section 9.3 no later than March 26, 1999, either of such parties may extend the Drop-Dead Date to April 30, 1999 if the Closing has not occurred solely as a result of the failure to have been obtained any of the Material Consents, which failure has not been cured or waived; and provided, further, that the right to extend the Drop-Dead Date or terminate this Agreement under this Section 8.2.2 shall not be available to (a) any party whose failure to fulfill any of its obligations under this Agreement has been the cause of or resulted in the failure of the Closing to occur on or prior to the aforesaid date or (b) Purchaser unless the waiting period under the HSR Act applicable to the transaction set forth herein has expired or been earlier terminated at or prior to the time of such notice (the "HSR Condition"); or

         8.2.3 by Purchaser or Seller if any court of competent jurisdiction in the United States or other United States governmental body shall have issued a final and non-appealable order, decree or ruling permanently restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated hereby.

     8.3 Certain Effects of Termination. In the event of the termination of this Agreement by either Seller or Purchaser as provided in Section 8.2:

         8.3.1 each party, if so requested by the other party, will return promptly every document furnished to it by the other party (or any subsidiary, division, associate or Affiliate of such other party) in connection with the transactions contemplated hereby, whether so obtained before or after the execution of this Agreement, and any copies thereof (except for copies of documents publicly available) which may have been made, and will use reasonable efforts to cause its representatives and any representatives of financial institutions and investors and others to whom such documents were furnished promptly to return such documents and any copies thereof any of them may have made; and

         8.3.2 the Confidentiality Letter and the Joint Defense Agreement shall remain in effect.

This Section 8.3 shall survive any termination of this Agreement.

     8.4 Remedies. Notwithstanding any termination right granted in Section 8.2, in the event of the nonfulfillment of any condition to a party's closing obligations, in the alternative, such party may elect to do one of the following:

         8.4.1 proceed to close despite the nonfulfillment of any closing condition, it being understood that consummation of the Closing shall be deemed a waiver of a breach of any representation, warranty, agreement or covenant or of such party's rights and remedies with respect thereto to the extent that such party shall have knowledge of such breach and the Closing shall nonetheless occur;

         8.4.2 decline to close, terminate this Agreement as provided in Section 8.2, and thereafter seek damages to the extent permitted in Section 8.5; or

         8.4.3 seek specific performance of the obligations of the other party, each party hereby agreeing that in the event of any breach by such party of this Agreement, remedies at law for any such breach will be inadequate, and that such non-breaching party shall be entitled to enforce specifically the terms and provisions hereof, in addition to any other remedy to which such non-breaching party may be entitled at law or equity.

         8.5 Right to Damages. If this Agreement is terminated pursuant to
Section 8.2, neither party hereto shall have any claim against the other except as set forth in Section 8.7 or, if the circumstances giving rise to such termination were caused by the other party's willful failure to comply with a material covenant set forth herein, such termination shall not be deemed or construed as limiting or denying any legal or equitable right or remedy of said party.

         8.6 Non-Solicitation. If this Agreement is terminated, neither Purchaser nor any of its Affiliates will, for a period of one year thereafter, without the prior written approval of Seller, directly or indirectly solicit, induce or attempt to persuade any person who is an employee of the Company on the date hereof or at any time hereafter that precedes such termination, to terminate his or her employment with the Company. Purchaser agrees that Seller's remedies at law for any breach or threat of breach by Seller of the provisions of this Section 8.6 will be inadequate, and that Seller shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Section
8.6 and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which Purchaser may be entitled at law or in equity. It is the intent and understanding of each party hereto that if, in any action before any court or agency legally empowered to enforce this Section 8.6, any term, restriction, covenant or promise in this Section 8.6 is found to be unreasonable and for that reason unenforceable, then such term, restriction, covenant or promise shall be deemed modified to the extent necessary to make it enforceable by such court or agency.

                                   ARTICLE IX
                                  Miscellaneous

     9.1 Fees. Seller shall pay all fees and expenses charged by J.P. Morgan. All filing fees incurred in connection with filings under the HSR Act and any other applicable antitrust laws and regulations shall be the sole responsibility of Purchaser. Each party hereto shall bear all fees and expenses incurred by such party in connection with, relating to or arising out of the negotiation, preparation, execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including financial advisors', attorneys', accountants' and other professional fees and expenses; provided, however, that Seller shall pay such fees and expenses incurred by any Company Member prior to the Closing Date.

     9.2 Publicity. Except as otherwise required by law or applicable stock exchange rules, press releases and other publicity concerning this transaction shall be made only with the prior agreement of Seller and Purchaser (and in any event, Seller and Purchaser shall use all reasonable efforts to consult and agree with each other with respect to the content of any such required press release or other publicity); provided, however, that the foregoing shall not preclude communications or disclosures necessary to implement the provisions of this Agreement.

     9.3 Notices. All notices required or permitted to be given hereunder shall be in writing and may be delivered by hand, by facsimile, by nationally recognized private courier, or by United States mail. Notices delivered by mail shall be deemed given three business days after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested. Notices delivered by hand, by facsimile, or by nationally recognized private courier shall be deemed given on the first business day following receipt; provided, however, that a notice delivered by facsimile shall only be effective if such notice is also delivered by hand, or deposited in the United States mail, postage prepaid, registered or certified mail, on or before two business days after its delivery by facsimile. All notices shall be addressed as follows:

                      If to Seller:

                           c/o      IMC Global Inc.2100 Sanders Road
                                    Northbrook, Illinois 60062-6146
                                    Attention: General Counsel
                                    Fax: (847) 205-4916

                      with a copy to:

                                    Sidley & Austin
                                    One First National Plaza
                                    Chicago, Illinois  60603
                                    Attention: David J. Zampa, Esq.
                                    Fax: (312) 853-7036

                      If to Purchaser:

                                    Chief Executive Officer
                                    Royster-Clark, Inc.
                                    10 Rockefeller Plaza, Suite 1120
                                    New York, New York 10020
                                    Attention: Francis P. Jenkins, Jr.
                                    Fax: (212) 332-2999

                                       and

                                    c/o Citicorp Venture Capital
                                    399 Park Avenue, 14th Floor, Zone 4
                                    New York, New York 10043
                                    Attention: Thomas McWilliams
                                    Fax: (212) 888-2940


                      with a copy to:

                                    Dechert Price & Rhoads
                                    4000 Bell Atlantic Tower
                                    1717 Arch Street
                                    Philadelphia, Pennsylvania 19103
                                    Attention: Craig Godshall, Esq.
                                    Fax: (212) 994-2222

and/or to such other respective addresses and/or addressees as may be designated by notice given in accordance with the provisions of this Section 9.3.

     9.4 Entire Agreement; Interpretation. This Agreement, the Joint Defense Agreement, the Ancillary Documents, and the Confidentiality Letter constitute the entire agreement between the parties and shall be binding upon and inure to the benefit of the parties hereto and their respective legal representatives, successors and permitted assigns. Articles, titles and headings to sections herein are inserted for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement. The Disclosure Schedules and Exhibits referred to herein shall be construed with and as an integral part of this Agreement to the same extent as if they were set forth verbatim herein. Any amendments, or alternative or supplementary provisions, to this Agreement must be made in writing and duly executed by an authorized representative or agent of each of the parties hereto. Neither the specification of any dollar amount in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such amount, or higher or lower amounts, or the item so included or other items, are or are not material, and no party shall use the fact of the setting forth of any such amount or the inclusion or omission of any such item in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in


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the Disclosure Schedules is or is not material for purposes of this Agreement.
Unless this Agreement specifically provides otherwise, neither the specification of any item or matter in any representation or warranty contained in this Agreement nor the inclusion of any specific item in the Disclosure Schedules is intended to imply that such item or matter, or other items or matters, are or are not in the ordinary course of business, and no party shall use the fact of the setting forth or the inclusion of any such item or matter in any dispute or controversy between the parties as to whether any obligation, item or matter not described herein or included in the Disclosure Schedules is or is not in the ordinary course of business for purposes of this Agreement. Seller may once not later than 20 days after the date hereof (or, in the event the Closing shall not have occurred prior to the date set forth in Section 8.2.2, then once per 30 days thereafter) by notice in accordance with the terms of this Agreement, supplement or amend the Disclosure Schedules, in order to add information arising from events after the date hereof. No such supplement or amendment shall be evidence, in and of itself, that the representations and warranties in the Agreement are no longer true and correct in accordance with their terms. It is specifically agreed that the Disclosure Schedules may be so supplemented or amended to add immaterial, as well as material, items thereto. No such supplemental or amended Disclosure Schedules shall be deemed to cure any breach for purposes of Section 4.2. If, however, the Closing occurs, any such supplement or amendment will be effective to cure and correct for all other purposes any breach of any representation, warranty, covenant or agreement which would have existed if Seller had not made such supplement or amendment, and all references to the Disclosure Schedules which are supplemented or amended as provided in this Section 9.4 shall for all purposes after the Closing be deemed to be a reference to the Disclosure Schedules as so supplemented or amended.

     9.5 Non-Waiver. The failure in any one or more instances of a party to insist upon performance of any of the terms, covenants or conditions of this Agreement, to exercise any right or privilege in this Agreement conferred, or the waiver by said party of any breach of any of the terms, covenants or conditions of this Agreement, shall not be construed as a subsequent waiver of any such terms, covenants, conditions, rights or privileges, but the same shall continue and remain in full force and effect as if no such forbearance or waiver had occurred. No waiver shall be effective unless it is in writing and signed by an authorized representative of the waiving party.

     9.6 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed to be an original, and all such counterparts shall constitute but one instrument.

     9.7 Severability. The invalidity of any provision of this Agreement or portion of a provision shall not affect the validity of any other provision of this Agreement or the remaining portion of the applicable provision.

     9.8 Binding Effect; Benefit. This Agreement shall inure to the benefit of and be binding upon the parties hereto, and their successors and permitted assigns. Except as set forth in Section 6.8 or in respect of any Purchaser Indemnitee or Seller Indemnitee which is not a party hereto, nothing in this Agreement, express or implied, shall confer on any person other than the parties hereto, and their respective successors and permitted assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, including third party beneficiary rights.


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


     9.9 Assignability. This Agreement shall not be assignable by Purchaser without the prior written consent of Seller; provided, however, that Purchaser may assign its rights hereunder to Royster-Clark, any Affiliates of Purchaser, to any successor to its business, or as collateral security to any person providing financing to Purchaser to consummate the transactions contemplated hereunder; provided further, however, that no such assignment shall relieve Purchaser of its obligations hereunder.

     9.10 Governmental Reporting. Anything to the contrary in this Agreement notwithstanding, nothing in this Agreement shall be construed to mean that a party hereto or other person must make or file, or cooperate in the making or filing of, any return or report to any governmental authority in any manner that such person or such party reasonably believes or reasonably is advised is not in accordance with law.

     9.11 Applicable Law. This Agreement shall be governed and controlled as to validity, enforcement, interpretation, construction, effect and in all other respects by the internal laws of the State of New York applicable to contracts made in that State.

     9.12 Waiver of Trial by Jury. Each of the parties hereto waives the right to a jury trial in connection with any suit, action or proceeding seeking enforcement of such party's rights under this Agreement.

     9.13 Consent to Jurisdiction. This Agreement has been executed and delivered in and shall be deemed to have been made in Chicago, Illinois. Seller and Purchaser each agrees to the exclusive jurisdiction of any state or Federal court within the City of Chicago, with respect to any claim or cause of action arising under or relating to this Agreement, and waives personal service of any and all process upon it, and consents that all services of process be made by hand, by registered mail or certified mail, return receipt requested, directed to it at its address as set forth in Section 9.3, and service so made shall be deemed to be completed when received. Seller and Purchaser each waive any objection based on forum non conveniens and waive any objection to venue of any action instituted hereunder. Nothing in this paragraph shall affect the right of Seller or Purchaser to serve legal process in any other manner permitted by law.

     9.14 Amendments. This Agreement shall not be modified or amended except pursuant to an instrument in writing executed and delivered on behalf of each of the parties hereto.

     9.15 Construction. The titles and headings contained in this Agreement are for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. The term "including" means "including, without limitation".

                                      *****


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     IN WITNESS WHEREOF, the parties have executed this Stock Purchase Agreement on the date first above written.




                                 IMC GLOBAL INC.

                                 By: /s/ Lynn F. White
                                     -------------------------------
                                 Its: Sr. V.P.-Corporate Development
                                     -------------------------------


                                 THE VIGORO CORPORATION

                                 By: /s/ Lynn F. White
                                     -------------------------------
                                 Its: Sr. V.P.-Corporate Development
                                     -------------------------------


                                 R-C DELAWARE ACQUISITION INC.

                                 By: /s/ Francis P. Jenkins, Jr.
                                     -------------------------------
                                 Its: President
                                     -------------------------------


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